UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Optimer Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

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Optimer Pharmaceuticals, Inc.

101 Hudson Street, Suite 3501
Jersey City, NJ 07302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  The meeting will be held on Wednesday, May 8, 2013, at 8:00 a.m. Eastern Daylight time at the Grand Hyatt New York located at 109 East 42nd Street, New York, NY, 10017 for the following purposes:

1.              To elect the three nominees for director named in the Proxy Statement to hold office until the 2016 Annual Meeting of Stockholders.

2.              To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

3.              To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

4.              To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the meeting is March 11, 2013.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Henry A. McKinnell, Ph.D.
Chairman of the Board and Chief Executive Officer
Jersey City, New Jersey

April 12, 2013

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2013.  The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at: http://viewproxy.com/optimerpharma/2013/.

Optimer Pharmaceuticals, Inc.
101 Hudson Street, Suite 3501
Jersey City, NJ 07302

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Optimer Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Optimer”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting.  You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the Annual Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 11, 2013 will be entitled to vote at the Annual Meeting.  On this record date, there were 47,900,542 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on March 11, 2013 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.  Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If at the close of business on March 11, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by the organization holding your account.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What matters will be voted on at the Annual Meeting?

There are three matters scheduled for a vote:

•                                          Election of the three nominees for director named herein to hold office until the 2016 Annual Meeting of Stockholders;

•                                          Ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013; and

•                                          Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission (“SEC”) rules.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” each of the nominees to the Board of Directors named herein or you may “Withhold” your vote for any nominee you specify.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•                                          To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•                                          To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 11, 2013.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For All” of the three nominees for director named herein, “For” the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 and “For” the advisory approval of the compensation of the Company’s named executive officers.  If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We are paying for the distribution and solicitation of proxies.  As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders.  In addition to these mailed proxy materials, our directors, employees and Alliance Advisors LLC may also solicit proxies in person, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but Alliance Advisors LLC will be paid approximately $6,500, plus out-of pocket expenses, to solicit proxies on our behalf.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, date, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the Annual Meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                                          You may submit another properly completed proxy card with a later date to Optimer’s Corporate Secretary at 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.

•                                          You may send a timely written notice that you are revoking your proxy to Optimer’s Corporate Secretary at 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.

•                                          You may attend the Annual Meeting and vote in person.  Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials and/or considered at next year’s Annual Meeting, a proposal must be submitted in writing by December 13, 2013, to Optimer Pharmaceuticals, Inc.; Attn: Corporate Secretary, 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.  If you wish to submit a proposal that is not to be included in next year’s proxy materials or you wish to nominate a director, you must do so by December 13, 2013.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to the other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.”  Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under applicable rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including advisory stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•                                          For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.  Only votes “For All” or “Withhold All” or “For All Except” will affect the outcome.  Broker non-votes will have no effect.

•                                          To be approved, Proposal No. 2, ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013, must receive “For” votes from the holders of a majority of shares present and entitled to vote at the Annual Meeting either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•                                          Proposal No. 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares present and entitled to vote at the Annual Meeting either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if a majority of the issued and outstanding shares are represented at the meeting in person or by proxy.  At the close of business on the record date, there were 47,900,542 shares outstanding and entitled to vote.  Thus, the holders of at least 23,950,272 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted toward the quorum requirement.  If there is no quorum, the chairperson of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board of Directors may be filled by persons elected by a majority of the remaining directors.  A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

As a result of Mr. Lichtinger’s resignation in February 2013, the Board of Directors presently has eight members.  Although fewer nominees are named than the number fixed in accordance with our bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named.  The Board of Directors may elect additional members in the future in accordance with our bylaws.  There are three directors in the class whose term of office expires in 2013.  Each of the nominees listed below is currently a director of the Company.  Mr. Mark Auerbach and Dr. Joseph Y. Chang were previously elected by the stockholders and Dr. Stephen L. Newman was appointed by our Board of Directors in July 2012.  If elected at the Annual Meeting, each of these nominees would serve until the 2016 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.  It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.  All of our directors except for Drs. Joseph Chang and Michael Chang attended the 2012 Annual Meeting of Stockholders.  Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  The three nominees receiving the highest number of affirmative votes will be elected.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Optimer.  Each person nominated for election has agreed to serve if elected.  Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting and a discussion of the specific experience, qualifications, attributes or skills of each person that led the Compensation, Nominating and Corporate Governance Committee to recommend that person as a nominee for director and that qualify such person to continue as a director, respectively, as of the date of this proxy statement.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING

Mark Auerbach

Mr. Auerbach, 74, has served as a director and Chairman of the Audit Committee since June 2005 and has served as our Lead Independent Director since February 2013.  Over the last 20 years, Mr. Auerbach has served as a director for several companies.  Since 2010, Mr. Auerbach has served as a director, including as the current Chairman of the Audit Committee, of Ventrus Bioscience, Inc., a development-stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders.  From January 2006 through March 2010, Mr. Auerbach served as the Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company that specializes in brain degenerative diseases.  From June 2007 through August 2009, he served as a director for Collexis Holdings, Inc., a company that develops knowledge management and discovery software.  From July 2007 through February 2009, Mr. Auerbach served as director for RxElite Holdings, Inc., a company that develops, manufactures and markets generic prescription drug products in specialty generic markets.  Mr. Auerbach received a B.S. degree in accounting from Rider University.  Mr. Auerbach’s demonstrated leadership in his field, his knowledge of finance and his experience in general business and financing matters contribute to our conclusion that he should continue to serve as a director.

Joseph Y. Chang, Ph.D.

Dr. Joseph Chang, 60, has served as a director since November 1998.  Dr. Joseph Chang has served as the Chief Scientific Officer and Executive Vice President of Nu Skin Enterprises Inc., a publicly-traded personal care and nutritional supplement company, since February 2006.  Dr. Joseph Chang also served as the President of Pharmanex, Nu Skin Enterprises’ nutritional supplement division, from April 2000 to February 2006.  Dr. Joseph Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997 until April 2000.  From 1994 until 1997, he was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development-stage company in the biotechnology industry.  Dr. Joseph Chang received a B.S. degree from Portsmouth University and a Ph.D. degree from the University of London.  Dr. Joseph Chang is not related to Dr. Michael Chang, who is also a director of the Company.  Dr. Joseph Chang’s demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should continue to serve as a director.

Stephen L. Newman, M.D.

Dr. Newman, 62, has served as a director since July 2012.  Dr. Newman served in various capacities at Tenet Healthcare Corporation, a health care delivery and services company, from 1999 to 2012, including serving as Vice Chairman from January 2012 until his retirement in June 2012.  Dr. Newman served as Chief Operating Officer of Tenet Healthcare Corporation from January 2007 through December 2011.  Dr. Newman also served as Chief Executive Officer of Tenet’s California region from February 2003 through December 2006.  Before joining Tenet, Dr. Newman held executive positions at Columbia/HCA Inc. from April 1997 to February 1999 and served as Senior Vice President and Chief Medical Officer of Touro Infirmary in New Orleans from August 1990 to March 1997.  Prior to 1990, Dr. Newman served as Associate Professor of Pediatrics and Medicine at Wright State University School of Medicine and as Director of Gastroenterology and Nutrition Support at the Children’s Medical Center in Dayton, Ohio.  Dr. Newman recently completed a five-year term on the Board of Directors of the Federation of American Hospitals and currently serves on the Labor, Education and Healthcare Advisory Committee of the Federal Reserve Bank of Atlanta.  Since July 2012, Dr. Newman has served as a director of Hansen Medical, Inc., a biotechnology company, and since March 2013, Dr. Newman has served as a director of Cadence Pharmaceuticals, Inc., a biopharmaceutical company.  Dr. Newman holds a Bachelor’s degree from Rutgers University, an M.B.A. from Tulane University and a medical degree from the University of Tennessee.  He completed his internship, residency and fellowship at Emory University School of Medicine.  Dr. Newman also completed the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business.  Dr. Newman’s demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should continue to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

Anthony E. Altig

Mr. Altig, 57, has served as a director since November 2007 and currently serves as the Chairman of the Compensation, Nominating and Corporate Governance Committee.  Mr. Altig has served as the Chief Financial Officer at Biotix Holdings, Inc., a company that manufactures microbiological consumables, since 2008.  From 2004 to 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a publicly-traded company developing specialized industrial enzymes.  Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from 2002 to 2004.  In addition to these and other corporate positions, Mr. Altig served as a consultant to the biotechnology and technology industry during his tenure at both PricewaterhouseCoopers LLP and KPMG LLP.  In addition, Mr. Altig serves as a director and Chairman of the Audit Committee for TearLab Corporation, a publicly-traded health care company focused on evidence-based ophthalmic devices for the diagnosis and treatment of age related eye diseases, and served as a director and Chairman of the Audit Committee for MultiCell Technologies, Inc., a publicly-traded biopharmaceutical company, until September 2012.  Mr. Altig recently began serving as a director of Ventrus Biosciences, Inc., a development-stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders.  Mr. Altig received a B.B.A. degree from the University of Hawaii.  Mr. Altig’s demonstrated leadership in his field, his knowledge of finance and his experience in financing matters contribute to our conclusion that he should serve as a director.

Michael N. Chang, Ph.D.

Dr. Michael Chang, 62, has served as a director since our inception in November 1998, served as the Chairman of our Board of Directors until April 2012 and served as our President and Chief Executive Officer from November 1998 to May 2010.  From November 1998 to January 2000, Dr. Michael Chang was the Chief Scientific Officer of Nu Skin Enterprises, Inc., a publicly-traded personal care and nutritional supplement company.  Dr. Michael Chang joined Nu Skin Enterprises upon its acquisition of Pharmanex, Inc., a natural healthcare company, which he founded and where he was employed beginning in January 1995 as Senior Vice President, Research and Development and Chief Science Officer.  Before Pharmanex, Dr. Michael Chang worked for 15 years in the pharmaceutical industry, at Merck & Co, Inc., a publicly-traded pharmaceutical company, Rhone-Poulenc Rorer Inc., which is now Sanofi-Aventis, a publicly-traded pharmaceutical company, and ArQule, Inc., a development-stage oncology company.  Dr. Michael Chang received a B.S. degree in chemistry from Fu-Jen University in Taiwan, a Ph.D. degree in organic chemistry from Brandeis University and post-doctoral training at the Massachusetts Institute of Technology.  Dr. Michael Chang is married to Tessie M. Che, Ph.D., who prior to her retirement in January 2012 was our Chief Operating Officer.  Dr. Michael Chang is not related to Dr. Joseph Chang, who is also a director of the Company.  Dr. Michael Chang’s demonstrated leadership in his field, his prior senior management experience in our industry and his prior experience as our Chief Executive Officer contributed to our prior conclusion that he should serve as a director.  However, due to the views of our Board of Directors regarding Dr. Michael Chang’s actions in his capacity as our representative on the board of directors of our former subsidiary, Optimer Biotechnology, Inc. (“OBI”) as well as his failure to identify and effectively manage compliance, record keeping and conflict of interest issues, our Board of Directors removed Dr. Michael Chang as the Chairman of our Board of Directors in April 2012 and requested that Dr. Michael Chang resign from the Board of Directors, which he has not.

Robert L. Zerbe, M.D.

Dr. Zerbe, 62, has served as a director since December 2009.  Dr. Zerbe currently serves as Chief Executive Officer and President at QuatRx Pharmaceutical Company, a private biopharmaceutical company he co-founded in 2000.  Prior to founding QuatRx, Dr. Zerbe served as Senior Vice President of Worldwide Clinical Research and Development at Warner-Lambert Company, a pharmaceutical company, during which time he oversaw the successful development programs of Lipitor®, Neurotin® and other products.  Prior to joining Warner-Lambert Company, Dr. Zerbe held a variety of research and development positions, including Vice President of Clinical Investigation and Regulatory Affairs at Eli Lilly and Company, a pharmaceutical company, in the United States and the United Kingdom.  Dr. Zerbe also serves on the board of directors of Aastrom Biosciences, Inc., a clinical development-stage company.  Dr. Zerbe earned his medical degree at Indiana University and received his post graduate training in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Mental Health.  Dr. Zerbe’s demonstrated leadership in his field, his understanding of our industry and his prior senior management experience contribute to our conclusion that he should serve as a director.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Peter E. Grebow, Ph.D.

Dr. Grebow, 66, has served as a director since February 2009.  Since March 2011, Dr. Grebow has been employed by P.E. Grebow Consulting, Inc.  From January 1991 to February 2011, Dr. Grebow held several key positions with Cephalon, Inc., a biopharmaceutical company, including Executive Vice President, Cephalon Ventures, Executive Vice President, Technical Operations, Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development.  Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., a pharmaceutical company, from 1988 to 1990.  Dr. Grebow was appointed as a director of Q Holdings, Inc., an emerging biopharmaceutical company that utilizes cell-based technologies to develop new treatments for debilitating diseases of the central nervous system in December of 2011.  Additionally, Dr. Grebow serves as a director of GenSpera, Inc., a development-stage pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including prostate, liver, brain and other cancers.  Dr. Grebow received his undergraduate degree from Cornell University, a Masters of Science in Chemistry from Rutgers University and a Ph.D. in Physical Biochemistry from the University of California, Santa Barbara.  Dr. Grebow’s demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

Henry A. McKinnell, Ph.D.

Dr. McKinnell, 70, has served as our Chief Executive Officer since February 2013, as a director since January 2011 and served as our Lead Independent Director from February 2012 until he was appointed as the Chairman of our Board of Directors in April 2012.  Dr. McKinnell served as Chairman of the Board of Pfizer Inc., a pharmaceutical company, from May 2001 until his retirement in December 2006 and Chief Executive Officer from January 2001 to July 2006.  Dr. McKinnell currently serves as Chairman of the Board of Directors of Moody’s Corporation.  Dr. McKinnell also serves as Chairman of the Board of the Accordia Global Health Foundation.  He is Chairman Emeritus of the Connecticut Science Center and is a member of the Academic Alliance for AIDS Care and Prevention in Africa.  Dr. McKinnell also served as director of ExxonMobil Corporation from 2002 until 2007 and served as a director of John Wiley & Sons from 1996 until 2005.  Dr. McKinnell holds a Bachelor’s degree in business from the University of British Columbia, and M.B.A. and Ph.D. degrees from the Stanford University Graduate School of Business.  Dr. McKinnell’s demonstrated leadership in the pharmaceutical field, including development and commercialization activities and his prior senior management experience contribute to our conclusion that he should serve as a director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Under the listing standards of the Nasdaq Global Select Market (“NASDAQ”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors.  The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each current director and former director who served during 2012, or any of his family members, and Optimer, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that each of our directors that served during 2012 was an independent director within the meaning of the applicable NASDAQ listing standards, except for Mr. Lichtinger, our former director, President and Chief Executive Officer and Dr. Michael Chang.  Mr. Lichtinger and Dr. Michael Chang did not qualify as independent directors by virtue of their employment and consultancy, respectively, with the Company in 2012.  Dr. Michael Chang’s consultancy with the Company was terminated in April 2012.

The Board of Directors has affirmatively determined that each of our current directors is independent within the meaning of the applicable NASDAQ listing standards, except for Drs. Michael Chang and McKinnell.  Dr. Michael Chang does not qualify as independent by virtue of the consultancy agreement described above.  Dr. McKinnell was an independent director within the meaning of the applicable NASDAQ listing standards until his appointment as our Chief Executive Officer on February 26, 2013.  In making these independence determinations, the Board of Directors found that none of the independent directors or nominees for director had a material or other disqualifying relationship with us.

Board of Directors Leadership Structure

Dr. McKinnell is currently our Chief Executive Officer and the Chairman of the Board of Directors.  He has served as Chairman since April 2012 and as Chief Executive Officer since February 2013.  The Board of Directors believes that Dr. McKinnell is well qualified to serve in these roles because of his demonstrated leadership in the pharmaceutical field, including development and commercialization activities, his prior senior management experience and his past role as the Chairman of the Board of Directors of Pfizer Inc.  In connection with Dr. McKinnell’s appointment as our Chief Executive Officer in February 2013, Mr. Auerbach was appointed as our Lead Independent Director.

Lead Independent Director

As Lead Independent Director, Mr. Auerbach leads all meetings of the non-management directors held in executive session.  In addition, the Lead Independent Director has the following responsibilities: with the Chief Executive Officer, establish the agenda for regular Board of Directors meetings; establish the agenda for meetings of the independent directors; coordinate with the committee chairmen regarding meeting agendas and informational requirements; preside over executive sessions and other meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; convey any messages from meetings of the independent directors to the Chief Executive Officer; be available to discuss with other directors any concerns he or she may have about the Company and its performance and relay these concerns, where  appropriate, to the full Board of Directors or the Chief Executive Officer; and be available to consult with senior executives of the Company.

Role of the Board of Directors in Risk Oversight

The entire Board of Directors, and each of its committees, are involved in overseeing risk associated with the Company.  The Board of Directors and the Audit Committee monitor the Company’s liquidity risk, regulatory risk, operational risk, enterprise risk and credit risk by conducting regular reviews with management, external auditors and other advisors.  The Audit Committee works with management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.  The Audit Committee also periodically meets with the external auditors and discusses the scope and results of the relevant audits.  In July 2012, the Audit Committee approved the engagement of Eisner Amper to conduct certain internal audits and report directly to the Audit Committee.  The Board of Directors and the Compensation, Nominating and Corporate Governance Committee monitor the Company’s governance risk, succession risk and the Company’s compensation policies and related risks by conducting regular reviews with management as well as outside advisors.

Meetings of the Board of Directors

The Board of Directors met 11 times during the 2012 fiscal year.  In addition, the independent directors have been meeting as needed in connection with the internal investigation disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors, and of the committees on which he served, held during the period for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board of Directors has two standing committees: an Audit Committee and a Compensation, Nominating and Corporate Governance Committee.  Prior to the decision of the Board of Directors in May 2012 to reconstitute the standing committees, the Board of Directors had four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy and Science Committee.  The following table provides current membership information and meeting information for the 2012 fiscal year for each of the Board committees:

Name	Audit		Compensation, Nominating and Corporate Governance
Anthony E. Altig	X		X	*
Mark Auerbach	X	*	X
Joseph Y. Chang	X		X
Michael N. Chang
Peter E. Grebow	X		X
Henry A. McKinnell (1)
Stephen L. Newman	X		X
Robert L. Zerbe	X		X
Total meetings in fiscal 2012 (2)	9		4	(3)

*                 Committee Chairperson

(1)         Resigned from the Audit Committee and the Compensation, Nominating and Corporate Governance Committee in February 2013 in connection with his appointment as our Chief Executive Officer.

(2)         The Strategy and Science Committee did not meet in 2012 and was disbanded in May 2012 in connection with the reconstitution of the standing committees.

(3)         In addition to the meetings of the Compensation, Nominating and Corporate Governance Committee, prior to the reconstitution of the standing committees, from January 1, 2012 until May 9, 2012, the Compensation Committee met six times and the Nominating and Corporate Governance Committee met two times.  The Compensation, Nominating and Corporate Governance Committee also has a standing sub-committee, the Inducement Award Sub-Committee.  This sub-committee met once in 2012.

Below is a description of each committee of the Board of Directors.  The Board of Directors has determined that each member of the Audit Committee and the Compensation, Nominating and Corporate Governance Committee qualifies as “independent” under the applicable NASDAQ rules and regulations and that each such member is free of any relationship that would impair his exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and oversees the Company’s corporate accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions.  Among other things, the Audit Committee evaluates the performance of, and assesses the qualifications of, the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; approves all audit engagement fees and the terms of all non-audit engagements; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and our independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements.

Currently, the Audit Committee is comprised of six directors: Messrs. Auerbach and Altig, and Drs. Joseph Chang, Grebow, Newman and Zerbe.  Mr. Auerbach is the Chairman of the Audit Committee.  Our Board of Directors has determined that Messrs. Auerbach and Altig and Dr. Zerbe qualify as independent directors and “audit committee financial experts,” as defined in the applicable rules of the SEC.  Our Board of Directors made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including their formal education and prior work experience.

The Audit Committee has adopted a written charter that is available on the Company’s website at www.optimerpharma.com and met nine times during the fiscal year ended December 31, 2012.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012, with the Company’s management.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent accountants’ independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE
Mr. Mark Auerbach
Mr. Anthony E. Altig
Dr. Joseph Y. Chang
Dr. Peter E. Grebow
Dr. Stephen L. Newman
Dr. Robert L. Zerbe

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation, Nominating and Corporate Governance Committee

Currently, the Compensation, Nominating and Corporate Governance Committee consists of Messrs. Auerbach and Altig, and Drs. Joseph Chang, Grebow, Newman and Zerbe.  The functions of this committee include, among other things:

•                                          evaluating and approving material compensation plans and programs applicable to the Company’s executive officers and directors, as well as modifications and terminations of such plans and programs;

•                                          administering the Company’s compensation plans and programs, establishing guidelines under such plans and programs, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans;

•                                          reviewing (in consultation with the Board of Directors) and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers, and evaluating their performance in light thereof;

•                                          reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the Company’s executive officers;

•                                          reviewing and approving the type and amount of compensation to be paid or awarded to Board of Directors members;

•                                          evaluating the current composition, organization and governance of the Board of Directors and its committees;

•                                          evaluating and selecting nominees for election to the Board of Directors;

•                                          evaluating the performance of and, if appropriate, recommending termination of particular directors in accordance with the Board of Directors’ governance principles;

•                                          developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and periodically reviewing such principles and recommending to the Board of Directors appropriate changes; and

•                                          reviewing with the Chief Executive Officer the plans for succession of each of the Company’s executive officers.

The Compensation, Nominating and Corporate Governance Committee has adopted a written charter that is available on the Company’s website at www.optimerpharma.com and met four times from May 9, 2012 to December 31, 2012.  Prior to the decision of the Board of Directors in May 2012 to reconstitute the standing committees, the Compensation Committee and the Nominating and Corporate Governance Committee met six times and two times, respectively, during the fiscal year ended December 31, 2012.  Mr. Altig serves as the Chairman of the Compensation, Nominating and Corporate Governance Committee.

The Compensation, Nominating and Corporate Governance Committee has the authority to engage the services of outside advisors to provide support and guidance on our compensation program.  In 2012, the Compensation, Nominating and Corporate Governance Committee retained Radford, an Aon Hewitt Company (“Radford”), as its independent compensation consultant.  Radford reviewed our pay philosophy and peer group to ensure appropriateness, analyzed and recommended our peer group, assessed our executive compensation program and developed recommendations for base salary, bonus and long-term incentive compensation, assessed our director cash and equity compensation program to ensure alignment with market practices, reviewed the compensation landscape with the Compensation, Nominating and Corporate Governance Committee highlighting changes and upcoming potential changes and participated in other specific projects as needed such as a review of severance and change-in-control arrangements and an assessment of broad-based equity programs below the senior level.

The Compensation, Nominating and Corporate Governance Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers and other employees, and may engage outside consultants and recruiters in this process.  As set forth below under “Stockholder Director Recommendations,” the Compensation, Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders.  The Compensation, Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including knowledge of the biopharmaceutical industry and being able to understand basic financial statements.  The Compensation, Nominating and Corporate Governance Committee will consider all relevant factors, which may include, among others, the candidate’s experience and accomplishments, the usefulness of such experience to our business, the availability of the candidate to devote sufficient time and attention to Optimer, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment.  In the case of incumbent directors, our Compensation, Nominating and Corporate Governance Committee reviews each director’s overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such director’s independence.  In the case of new director candidates, the Compensation, Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  In addition, although we do not have a formal policy on diversity, the Compensation, Nominating and Corporate Governance Committee believes that Board of Directors should represent diverse experience at policy-making levels in business, education and technology, and in areas that are relevant to our business activities.  The Compensation, Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time, and candidates for director are reviewed in the context of the composition of the then current Board of Directors, our requirements and the interests of our stockholders.  The Compensation, Nominating and Corporate Governance Committee recommended the nominations of each of the directors nominated for election at the Annual Meeting.

Compensation, Nominating and Corporate Governance Committee Interlocks and Insider Participation

No member of our Compensation, Nominating and Corporate Governance Committee (or the Compensation Committee prior to May 9, 2012) has ever concurrently been an executive officer or employee of ours.  During 2012, Dr. McKinnell served on our Compensation, Nominating and Corporate Governance Committee.  In connection with his appointment as our Chief Executive Officer in February 2013, Dr. McKinnell resigned from our Compensation, Nominating and Corporate Governance Committee.  None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation, Nominating and Corporate Governance Committee (or the Compensation Committee prior to May 9, 2012).

Compensation, Nominating and Corporate Governance Committee Report

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.  Based on this review and discussion, the Compensation, Nominating and Corporate Governance Committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Mr. Mark Auerbach
Mr. Anthony E. Altig
Dr. Joseph Y. Chang
Dr. Peter E. Grebow
Dr. Stephen L. Newman
Dr. Robert L. Zerbe

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Stockholder Director Recommendations

The Compensation, Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders.  A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors.  The Compensation, Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.  To be considered by the Compensation, Nominating and Corporate Governance Committee, a stockholder recommendation for director candidates for the 2014 Annual Meeting of Stockholders must be received by the committee by December 13, 2013.  A stockholder who wishes to recommend a candidate for the Compensation, Nominating and Corporate Governance Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, Optimer Pharmaceuticals, Inc., 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.  Submissions must include a representation that the nominating stockholder is a beneficial or record owner of our stock.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  This procedure does not affect the deadline for submitting other stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at an annual meeting.  Additional information regarding submitting stockholder proposals is set forth in our bylaws.  Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary at Optimer Pharmaceuticals, Inc., 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.

Stockholder Communications with the Board of Directors

Our Board of Directors has a formal process by which stockholders may communicate with our Board of Directors or any of our directors or officers.  Stockholders who wish to communicate with our Board of Directors or any of our directors or officers may do so by sending written communications addressed to such person or persons in care of our Corporate Secretary, Optimer Pharmaceuticals, Inc., 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.  The Company’s Corporate Secretary shall compile and submit the communications to the addressees on a periodic basis.  If our Board of Directors modifies this process, we will post the revised process on our website.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees.  The Code of Business Conduct and Ethics is available on our website at www.optimerpharma.com.  We will promptly disclose on our website (i) the nature of any amendment to the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

COMPENSATION AND OTHER INFORMATION
CONCERNING EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS

Our executive officers and directors and their respective ages and positions are as follows:

Name	Age	Position
Henry A. McKinnell, Ph.D.	70	Chief Executive Officer and Chairman of the Board
Linda E. Amper, Ph.D.	56	Senior Vice President, Human Resources
Sherwood L. Gorbach, M.D.	78	Senior Vice President, Chief Scientific Officer
Meredith Schaum	37	General Counsel, Chief Compliance Officer and Secretary
Stephen W. Webster	52	Chief Financial Officer
Anthony E. Altig	57	Director
Mark Auerbach	74	Director
Joseph Y. Chang, Ph.D.	60	Director
Michael N. Chang, Ph.D.	62	Director
Peter E. Grebow, Ph.D.	66	Director
Stephen L. Newman, M.D.	62	Director
Robert L. Zerbe, M.D.	62	Director

Executive Officers

Henry A McKinnell, Ph.D., has served as our Chief Executive Officer since February 2013, as a director since January 2011 and served as our Lead Independent Director from February 2012 until he was appointed as the Chairman of our Board of Directors in April 2012.  Dr. McKinnell served as Chairman of the Board of Pfizer Inc., a pharmaceutical company, from May 2001 until his retirement in December 2006 and Chief Executive Officer from January 2001 to July 2006.  Dr. McKinnell currently serves as Chairman of the Board of Directors of Moody’s Corporation.  Dr. McKinnell also serves as Chairman of the Board of the Accordia Global Health Foundation.  He is Chairman Emeritus of the Connecticut Science Center and is a member of the Academic Alliance for AIDS Care and Prevention in Africa.  Dr. McKinnell also served as director of ExxonMobil Corporation from 2002 until 2007 and served as a director of John Wiley & Sons from 1996 until 2005.  Dr. McKinnell holds a Bachelor’s degree in business from the University of British Columbia, and M.B.A. and Ph.D. degrees from the Stanford University Graduate School of Business.

Linda E. Amper, Ph.D., has served as our Senior Vice President of Human Resources since January 2011.  Dr. Amper has over 20 years of experience in human resources.  Prior to joining Optimer, from 2001 to 2010, Dr. Amper was the Senior Vice President, Human Resources at OSI Pharmaceuticals (now Astellas Pharma), a biotechnology company primarily focused on the discovery, development and commercialization of molecular-targeted therapies addressing medical needs in oncology, diabetes and obesity.  From 1978 to 2001, Dr. Amper served at the New York Blood Center, where she held several key positions including her final position as Executive Director and Vice President of Long Island Blood Services, a division of the New York Blood Center and, just prior, as Vice President, Human Resources for the New York Blood Center.  Dr. Amper holds a Ph.D. in philosophy, health administration from Columbia Southern, a Master of Public Administration with a specialization in health care from Long Island University, Post, and a B.S. in medical biology from Long Island University, Post.

Sherwood L. Gorbach, M.D., joined us as our Senior Vice President, Medical Affairs and Chief Medical Officer in November 2005 and has served as our Senior Vice President, Chief Scientific Officer since February 2011.  In addition to serving on the faculties of The Johns Hopkins University, the University of Illinois and UCLA, Dr. Gorbach has been at Tufts University School of Medicine since 1975 as, among other things, Professor of Medicine, Public Health and Community Health and a Professor in the School of Nutrition and Social Policy.  Dr. Gorbach was also Chief of Infectious Diseases at the New England Medical Center from 1975 to 1987.  In 1990, he served as the President of the Massachusetts Infectious Diseases Society, and in 1995, he was the President of the Society of Microbial Ecology and Disease.  Dr. Gorbach received the Lifetime Achievement Award in Recognition of Exemplary Dedication and Leadership at the 3rd Congress on Anaerobic Bacteria and Infections held in Glasgow, Scotland in 2003.  He was presented the Alexander Fleming Award for Lifetime Achievement in 2007 by the Infectious Diseases Society of America.  In 2008, he received a Lifetime Achievement Award from the Anaerobe Society of the Americas and in 2009 he received the Tufts University Alumni Association Distinguished Service Award.  He has served as editor of the Clinical Infectious Diseases Journal for the past twelve years.  Dr. Gorbach received his M.D. at the Tufts University School of Medicine.

Meredith Schaum, has served as our General Counsel, Chief Compliance Officer and Secretary since February 2013, and served as our Senior Corporate Counsel from January 2012 to February 2013.  Prior to joining Optimer, Ms. Schaum was an associate at the law firm of Dechert LLP from May 2005 to December 2011 and previously was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates from 2000 to 2005.  Ms. Schaum holds a B.A. in Political Science from Villanova University and received her J.D. from the University of Pennsylvania Law School.

Stephen W. Webster, has served as our Chief Financial Officer since June 2012.  Prior to joining Optimer, Mr. Webster served as the Chief Financial Officer of Adolor Corporation from June 2008 until its acquisition by Cubist Pharmaceuticals, Inc. in December 2011.  From 2007 until joining Adolor Corporation in 2008, Mr. Webster served as Managing Director, Investment Banking Division, Health Care Group for Broadpoint Capital (formerly First Albany Capital).  Mr. Webster previously served as co-founder, President and Chief Executive Officer for Neuronyx, Inc., a biopharmaceutical company.  From 1987 to 2000, Mr. Webster served in positions of increased responsibility, including as Director, Investment Banking Division, Health Care Group for PaineWebber Incorporated.  Mr. Webster holds an A.B. in Economics cum laude from Dartmouth College and a Master of Business Administration in Finance from The Wharton School of the University of Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis discusses 2012 compensation for our “named executive officers,” including our former Chief Executive Officer, our Chief Financial Officer and other executive officers.  The highlights of the discussion include:

•                                          Strong link between pay and performance.  In 2012, we saw an increased demand for DIFICID®, with “sales revenue” (defined as GAAP U.S. product sales, net) rising from $21.5 million in 2011 to $62.0 million in 2012.  We also made progress in our efforts to establish collaborations and distribution arrangements in international markets and, through our research and development program, continued to explore opportunities to expand the DIFICID label.  While these developments were positive, 2012 sales revenue did not reach the target level included as a key performance metric in our named executive officers’ performance-based restricted stock units and performance cash bonus opportunity for 2012.  As a result, performance-based restricted stock units granted in 2012 were earned at 0% of target and were cancelled.  Furthermore, performance cash bonuses for 2012, which included the 2012 sales revenue metric as well as other corporate and personal metrics, were earned between 38% and 65% of target and were down an average of 43% in dollar terms for named executive officers who received a cash bonus for both 2012 and 2011.  We believe that this demonstrates a strong link between pay and performance in our executive compensation program.

•                                          High ratio of performance-based compensation.  For our named executive officers who were employed throughout 2012, an average of 63% of direct compensation paid or awarded for 2012, measured by target grant value or target bonus opportunity, was performance-based.  For our former Chief Executive Officer, 80% was performance-based.  For these executives, an average of 33% of direct compensation for 2012 was in the form of performance restricted stock units and performance cash bonuses, which were at risk if threshold levels of performance were not met and were ultimately forfeited or earned at below-target levels, as described above.  An average of an additional 26% of direct compensation for 2012 was in the form of stock options from which the executives will realize value only if the price of our common stock increases over time.

•                                          Improved corporate governance.  In 2012, we adopted stock ownership guidelines for our executive officers and directors that require the accumulation and maintenance of a substantial interest in our common stock.  These guidelines help to align the interests of our executive officers and directors with those of our stockholders.  We also changed our compensation benchmarking from between the 50th and 60th percentile of our peer group to the 50th percentile.  Finally, following a review of prior compliance, recordkeeping and conflict-of-interest issues by the independent members of our Board of Directors, we made certain management changes in 2012 and the first quarter of 2013.

These and other topics are discussed in more detail below.

Introduction

The year 2012 and the first quarter of 2013 represented a period of significant management transition for Optimer.  In April 2012, we removed Dr. Michael Chang as the Chairman of our Board of Directors and requested that he resign from the Board, which he has not done.  Also in April 2012, the Board of Directors terminated the employment of John D. Prunty, our then-Chief Financial Officer, and Dr. Youe-Kong Shue, our then-Vice President, Clinical Development.  On February 26, 2013, Pedro Lichtinger, who had served as our President and Chief Executive Officer since May 2010, stepped down and was succeeded as Chief Executive Officer by the Chairman of our Board of Directors, Dr. McKinnell.  In connection with Dr. McKinnell’s appointment, the Board of Directors appointed Mr. Auerbach, who has served on our Board of Directors since June 2005, as Lead Independent Director.  In addition, also on February 26, 2013, Kurt Hartman stepped down as our General Counsel and Chief Compliance Officer and was succeeded by Ms. Schaum, previously Senior Corporate Counsel to Optimer.  The independent members of our Board of Directors recommended to the Board of Directors that these management changes were appropriate following a review of prior compliance, recordkeeping and conflict-of-interest issues.

In accordance with SEC requirements, this Compensation Discussion and Analysis describes the compensation earned in 2012 by Mr. Lichtinger (our President and Chief Executive Officer at the end of 2012), Stephen W. Webster (our Chief Financial Officer at the end of 2012) and our three executive officers at the end of 2012 who were the most highly compensated for the year: Dr. Amper (Senior Vice President, Human Resources), Dr. Gorbach (Senior Vice President, Chief Scientific Officer) and Mr. Hartman (General Counsel and Chief Compliance Officer at the end of 2012).  In addition, this Compensation Discussion and Analysis also describes the compensation earned in 2012 by Mr. Prunty, our former Senior Vice President, Chief Financial Officer, whose employment with us terminated in April 2012, and Gregory E. Papaz, our former Senior Vice President, U.S. Commercial Operations, whose employment with us terminated in December 2012.  We refer to the foregoing individuals, collectively, as our “named executive officers.”

Objectives and Philosophy of Executive Compensation

Our executive compensation program was formerly overseen by the Compensation Committee of our Board of Directors, which was combined with our former Nominating and Corporate Governance Committee of our Board of Directors in May 2012, as described elsewhere in this proxy statement, and is currently overseen by the combined Compensation, Nominating and Corporate Governance Committee of our Board of Directors.  In this Compensation Discussion and Analysis, references to the “Committee” are to the Compensation Committee with respect to compensation decisions made through May 9, 2012 and to the Compensation, Nominating and Corporate Governance Committee with respect to compensation decisions following May 9, 2012.  The primary objectives of the Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible and to structure annual and long-term cash and stock incentives according to a philosophy of pay-for-performance.  To achieve these objectives, the Committee develops and maintains compensation plans that tie a material portion of executives’ overall compensation to key strategic financial and operational goals, such as achievement of target sales revenue, advancement in research and development and establishment of key strategic relationships.  The Committee sets individual executive compensation at levels the Committee believes are competitive with those executives in other companies of a similar size and stage of development operating in the biotechnology and pharmaceutical industry based on the process described below, while taking into account our relative performance and our own strategic goals.

We conduct an annual benchmark review of our executive compensation.  This review is conducted by Radford, our external compensation consultant, and provided to the Committee for discussion and analysis.  This review primarily analyzes and compares annual base salaries, cash bonuses and equity awards to our peer group.  We also take into account data available in the Radford Global Life Sciences Survey (the “Radford Survey”), which is a nationally recognized assessment of executive compensation widely used within the pharmaceutical industry.

In August 2011, Radford reviewed our historical peer companies to determine if they were still viable, considering merger and acquisition activity, change in financial profile or business focus and projected changes in our own profile.  Radford identified other potential comparator companies in our market space, which included identifying all publicly-traded, U.S.-based companies in the pharmaceutical and biopharmaceutical industries and refining the list based generally on targeted criteria of stage of development (commercial or late Phase 3), employee size (50-500) and market value ($150 million to $2 billion).  Radford qualitatively evaluated each company based on business focus and corporate strategy to determine its appropriateness as a peer and recommended select companies most similar to us with regard to financial profile and industry focus.  The peer group ultimately selected by the Committee in 2011, which was used to make compensation decisions for 2012, was comprised of the companies below.

Acorda Therapeutics, Inc.	Avanir Pharmaceuticals, Inc.	GTx, Inc.	Momenta Pharmaceuticals, Inc.

Allos Therapeutics, Inc.	Cadence Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	OPKO Health, Inc.

AMAG Pharmaceuticals, Inc.	Cell Therapeutics, Inc.	InterMune, Inc.	Savient Pharmaceuticals, Inc.

ARIAD Pharmaceuticals, Inc.	Dyax Corp.	MAP Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.

In August 2012, Radford again reviewed our historical peer companies, following the process described above. After identifying other potential comparator companies in our market space, Radford refined the list based on stage of development (commercial), employee size (100-1,000), trailing four quarter revenue (less than $300 million) and market value ($200 million to $2.2 billion). As in 2011, Radford qualitatively evaluated each company based on business focus and corporate strategy to determine its appropriateness as a peer and recommended select companies most similar to us with regard to financial profile and industry focus. The peer group ultimately selected by the Committee in 2012, which was used to assess current compensation and to plan changes for 2013, was comprised of the companies below.

Acorda Therapeutics, Inc.	Emergent BioSolutions Inc.	MAP Pharmaceuticals, Inc.	Santarus, Inc.

Akorn, Inc.	Halozyme Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.	SciClone Pharmaceuticals, Inc.

ARIAD Pharmaceuticals, Inc.	Incyte Corporation	Nektar Therapeutics	Spectrum Pharmaceuticals, Inc.

Auxilium Pharmaceuticals, Inc.	InterMune, Inc.	OPKO Health, Inc.	Theravance, Inc.

Avanir Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.	Questcor Pharmaceuticals, Inc.	ViroPharma Incorporated

Dyax Corp.	Jazz Pharmaceuticals plc

We benchmark the base salaries, equity holdings and target cash bonuses of our executive officers against the compensation for similarly-situated executives reported in the Radford Survey and in our peer group.  We currently benchmark at the 50th percentile, although in 2011 and for the majority of 2012 we benchmarked between the 50th and 60th percentiles.  The Committee believed that a transition to benchmarking at the 50th percentile was appropriate to better reflect Optimer’s commitment to pay-for-performance and best practices on corporate governance.  We believe that the companies in the Radford Survey and in our peer group provide us with appropriate compensation benchmarks for base salaries, equity holdings and target cash bonuses because these companies are in the same industry, are of similar size and tend to compete with us for executives.  The Committee believes that this benchmarking is, therefore, an important means of achieving one of its primary objectives of attracting and retaining the best executives.

In order to achieve the other primary objective of maintaining a pay-for-performance compensation program, the Committee uses performance-based equity compensation and cash incentives.  As described more fully below, the Committee designs these elements of compensation to motivate our executive officers to achieve important corporate and individual goals that it believes will drive company performance and, ultimately, enhance stockholder value.  As a result of its analysis of equity grants and corporate performance, in February 2012, the Committee awarded stock options and performance-based restricted stock units to our executives under our 2006 Equity Incentive Plan.  Restricted stock units represent the right to receive shares of our common stock in the future after the shares vest.  We believe that restricted stock units are an important component of our compensation package that reflect our pay-for-performance philosophy by allowing the executive to benefit from our achievement of key strategic financial and operational goals and increases in the price of our common stock.  The performance-based restricted stock units granted in February 2012 were subject to achievement of a 2012 target sales revenue goal that was not met, as described in more detail below.  Accordingly, those restricted stock units were cancelled.  In February 2013, the Committee awarded stock options and performance-based restricted stock units to our executives under our 2012 Equity Incentive Plan.

The Role of Stockholder Say-on-Pay Votes

Last year, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation.  At our Annual Meeting of Stockholders held in May 2012, a majority (78%) of the votes cast on the say-on-pay proposal at that meeting were in favor of the proposal.  Prior to the say-on-pay vote, the Committee reviewed our compensation approach and concluded it would be strengthened by the use of performance-based equity awards.  For that reason, the Committee determined to issue a combination of options and performance-based restricted stock units to executives, including our named executive officers, in 2012, as described above.  The Committee is using a similar approach in 2013 and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary

The initial base salaries for our executives are established at the time of hire, taking into account the executive officer’s scope of responsibilities, qualifications, experience, competitive salary information and compensation of our similarly-situated employees.  Base salaries for ensuing years are determined based on an assessment of the executive’s performance against job responsibilities, overall company performance, merit increase survey data and competitive salary information of similarly sized pharmaceutical companies.  For purposes of setting base salary levels, the Committee considers both the executive’s demonstrated value to the organization and its business, as well as his or her anticipated contributions to the success (both short-term and long-term) of the Company.  Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience and our benchmarking analysis.  This review occurs promptly after the fourth quarter with the annual adjustment in base salaries, if any, made effective as of January 1.  In the first quarter of 2012, the Committee conducted its annual review and adjusted executive base salaries accordingly.  The following base salary increases for our named executive officers were approved by the Committee:  Mr. Lichtinger from $505,248 to $567,000, Dr. Amper from $310,000 to $323,000, Dr. Gorbach from $310,000 to $330,000, Mr. Papaz from $310,000 to $323,000, Mr. Prunty from $310,000 to $320,000, and Mr. Hartman from $260,000 to $310,000.

Performance-based Cash Incentives

We use cash incentive awards to reinforce our performance-based compensation policy.  On February 7, 2012, the Committee adopted the Optimer Pharmaceuticals, Inc. Incentive Compensation Plan (the “Incentive Bonus Plan”).  The Incentive Bonus Plan provides for the payment of cash bonuses to our executive officers and all other employees that do not participate in a sales incentive bonus or commission plan.  Under the Incentive Bonus Plan, each participant is assigned a target bonus equal to a percentage of annual base salary.  Actual bonuses paid under the Incentive Bonus Plan are based on the achievement of pre-established corporate and individual goals.  Any bonus paid to our Chief Executive Officer under the Incentive Bonus Plan is based entirely on the achievement of corporate goals.  Of any bonus paid under the Incentive Bonus Plan to any of our senior vice presidents or executive officers, 75% is based on corporate goals and 25% is based on individual goals.  All participants have the same corporate goals, which are recommended by our Chief Executive Officer and Chief Financial Officer each year and reviewed and approved by the Committee.  Individual goals for our executive officers are established each year by our Chief Executive Officer upon consultation with senior staff.  The degree to which corporate goals have been met is determined by the Committee and the degree to which individual goals have been met is, with respect to our officers, recommended by our Chief Executive Officer and approved by the Committee and, with respect to all other Incentive Bonus Plan participants, is recommended by the applicable department head and approved by our Chief Executive Officer and the Committee, in all cases after the end of our applicable fiscal year.  The Committee has the discretion to grant awards that exceed the target awards in the case of exemplary achievement or eliminate or reduce awards below the amount otherwise determined by multiplying the target award amount by the applicable “goal achievement percentage.”

The corporate goals for 2012 related to the following categories at the relative weightings indicated, which were based on the Committee’s assessment of the relative importance of each category to the Company’s overall performance: (i) the U.S. DIFICID commercialization effort (including field-based promotion, educational efforts, publications, meetings with key hospitals, access strategy and generating at least $107 million in sales revenue in 2012), weighted at 50%; (ii) the international DIFICID launch effort (launching DIFICID in EU markets and executing against market entry strategy for other key international markets), weighted at 20%; (iii) research and development (including implementation of a plan to meet regulatory requirements, beginning label expansion and life-cycle management work and submitting a multiple recurrence trial protocol to FDA), weighted at 20%; and (iv) business development (including planning in-licensing of a hospital product or product candidate to leverage market investment, establishing a robust strategy to maximize value to shareholders and putting in place a strategy to respond to a potential hostile acquisition attempt) and financial management (including monitoring investment levels to achieve a dynamic resource allocation over the year, managing expenses in line with budget and monitoring cash flow needs), weighted at 10%.

Individual goals were tailored for each executive officer based on our business plan for 2012 and the Chief Executive Officer’s recommendations.  The individual goals of our named executive officers for 2012 related to the following categories: (i) progress and milestones for commercialization of DIFICID; (ii) ensuring successful commercialization of DIFICID; (iii) medical education and publications; (iv) finance, including the completion of fundraisings, as appropriate, filing SEC documents and managing cash burn to within budget; (v) compliance and risk mitigation; (vi) corporate governance, including supporting the recruitment of new members of our Board of Directors, as necessary; (vii) corporate planning; (viii) strategic opportunities, including creating value through partnering and evaluating in-licensing opportunities; (ix) intellectual property; and (x) investor and analyst relations, including attending investor conferences and non-deal road shows, engaging in regular telephonic communications and issuing timely press releases.

Corporate and individual goals were intended to reflect a mix of short- and long-term performance objectives.  We typically expect the level of achievement of each goal to fall in the upper end of the scale.  The Committee believes that the corporate goals it approved for 2012 were stretch goals, but achievable goals, set in a manner to motivate the Company’s executives and other participants to advance corporate performance and create stockholder value.  In acknowledgment of the challenges that the Company faced in 2012, the Committee determined that the corporate goal component was achieved at a 50% level, while the individual component of the goals was determined to be achieved in most cases at a 100% level.

All of our named executive officers participated in the Incentive Bonus Plan. The following table lists our named executive officers, their incentive target under the plan expressed as a percentage of their annual base salary and the relative weighting assigned to corporate and individual goals:

		Relative Weighting
Named Executive Officer	Incentive Target	Corporate Goals	Individual Goals
Pedro Lichtinger	65%	100%	—
Stephen W. Webster	40%	75%	25%
Kurt M. Hartman	40%	75%	25%
John D. Prunty	40%	75%	25%
Linda E. Amper	40%	75%	25%
Sherwood L. Gorbach, M.D.	40%	75%	25%
Gregory E. Papaz	40%	75%	25%

For Incentive Bonus Plan participants, both corporate and individual goals, as applicable, must be achieved at a minimum 50% level for any award to be paid.  In determining corporate goal achievement, the Committee considered both actual achievement against the previously established goals, as well as any changes in the Company’s circumstances and strategic direction which impacted achievement in ways that the Committee believed were outside of the executive officers’ control.  Based on these considerations, the Committee determined that: (i) the U.S. DIFICID commercialization goal was not met, resulting in 0% achievement; (ii) the international DIFICID launch goal was exceeded, resulting in 125% achievement; (iii) the research and development goal was met at the 100% level; and (iv) the business development and financial management goal was met at the 50% level.  As noted above, the weighted value of these outcomes resulted in an overall 50% achievement of the 2012 corporate objectives under the Incentive Bonus Plan.  With regard to the 2012 individual goals, the Committee, based upon a review of individual performance, determined that Mr. Webster and Dr. Gorbach achieved 100% of the weighted value of their individual goals and Dr. Amper achieved 110% of the weighted value of her individual goals.  Pursuant to the terms of his offer letter, discussed below under “Employment and Change-in-control Arrangements,” Mr. Webster’s bonus was not prorated.  The Committee determined that Mr. Hartman would not be eligible for the portion of his bonus attributable to his individual goals due to his resignation in February 2013.  As noted above, Mr. Lichtinger had no individual goals and the determination of his bonus was based entirely on the achievement of corporate goals.  Accordingly, the named executive officers received bonuses in the following amounts:  Mr. Lichtinger — $184,275; Dr. Amper — $83,980; Dr. Gorbach — $82,500; Mr. Hartman — $46,500; Mr. Webster — $91,250.

Long-term Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards.  Our stock plans provide the principal method for our executive officers to acquire equity in the Company and have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders.  The Committee believes that the use of stock and stock-based awards offers the best approach to achieving our long-term compensation goals.  We have historically elected to use stock options as the primary long-term equity incentive vehicle.  We recently broadened the use of restricted stock units and, to our executives, performance-based restricted stock units.  For our named executive officers, we target an annual mix of long-term incentive compensation of 50% stock options and 50% performance-based restricted stock units (based on grant date fair market value of the award and, for the grants made in February 2012, a conversion from options to performance-based restricted stock units at a value-neutral rate of 1.48 options per restricted stock unit).  We believe that granting such awards allows our executives to benefit from our achievement of key strategic financial and operational goals and increases executive alignment with our shareholders.  We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies.

The following are the principal reasons we use stock-based awards as a long-term incentive vehicle:

•                                          Stock-based awards align the interests of executives with those of our stockholders, foster employee stock ownership and focus the management team on increasing value for our stockholders.

•                                          Vesting of performance-based restricted stock units are specifically tied to the level of sales revenue attained and are subject to cancellation if a threshold level of sales revenue is not achieved.  In addition, we believe that stock options are performance-based because the value received by the recipient from a stock option is based entirely on the increase of our stock price.

•                                          Stock-based awards help to provide a balance to the overall executive compensation program.  Base salary and our annual incentive bonus plan focus on short-term compensation, while the vesting provisions of stock-based awards focus on long-term compensation.

•                                          The vesting period of stock-based awards encourages executive retention.

Performance-based Restricted Stock Units.  The Committee oversees the administration of our 2012 Equity Incentive Plan.  The Committee reviews and approves stock awards, including stock-based performance awards such as performance-based restricted stock units, to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations.  The 2012 Equity Incentive Plan allows us to grant stock-based performance awards that may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals.  The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the Committee, or to the extent that the award is not intended to comply with Section 162(m) of the Internal Revenue Code, as amended (the “Internal Revenue Code”), by the Board of Directors.  Performance goals may be on a company-wide basis or with respect to one or more business units, divisions, affiliates or business segments, and may be in absolute terms or may be relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  Performance-based restricted stock units may be granted under the 2012 Equity Incentive Plan at the commencement of employment and, from time to time thereafter, following a significant change in job responsibilities, to meet other special retention objectives or for other reasons the Committee deems appropriate.  In February 2012, in keeping with our philosophy of pay-for-performance, we initiated a practice of granting performance-based restricted stock units to our executives, including our named executive officers other than Mr. Webster, who received a grant of performance-based restricted stock units upon the commencement of his employment in June 2012.  If the Company achieved a threshold level of sales revenue for the fiscal year 2012, as determined by the Committee, then a pro-rata portion of the performance-based restricted stock units (based on the percentage at which the target was achieved but not to exceed 100%) would vest one-third on the date of determination and one-third on each of January 1, 2014 and January 1, 2015.  If the Company did not achieve at least 75% of the sales revenue target, then the award would be cancelled.  Any unvested performance-based restricted stock units will be subject to forfeiture to the extent the recipient’s service with us terminates prior to vesting.

For the 2012 grant, the target level of sales revenue for 2012 was set at $107 million, consistent with the U.S. DIFICID commercialization goal for 2012.  The Company achieved sales revenue of $62.0 million for 2012, which was less than 75% of the sales revenue target.  Accordingly, the performance-based restricted stock units granted in February 2012 (and to Mr. Webster in June 2012) were cancelled.

Stock Options.  Our 2012 Equity Incentive Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants.  Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a four-year period with 25% vesting twelve months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment and generally expire ten years after the date of grant.  Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code.  In February 2012, we granted time-vested stock options to our named executive officers other than Mr. Webster, who received a grant of time-vested stock options upon the commencement of his employment in June 2012.

Time-vested Restricted Stock Units.  Our 2012 Equity Incentive Plan authorizes us to grant time-vested restricted stock units, representing a right to receive one share of the Company’s common stock (subject to adjustment for certain specified changes in our capital structure) per restricted stock unit upon the completion of a specified period of continued service.  In June 2012, we made a new-hire grant of time-vested restricted stock units to Mr. Webster, which will vest in one-third installments on each of the first, second and third anniversaries of the commencement of his employment, subject to his continued employment with us.  In August 2012, in recognition of the procurement of a New Technology Add-on Payment for DIFICID, we made a one-time grant of time-vested restricted stock units to Dr. Gorbach, which will vest in one-third installments on each of the first, second and third anniversaries of the vesting commencement date, subject to his continued employment with us.  Mr. Hartman also received such a grant, a portion of which has been canceled due to the termination of his employment.

Employee Stock Purchase Plan.  We have adopted an employee stock purchase plan as a further benefit to our employees, including our named executive officers, and to encourage employee stock ownership.  Under the employee stock purchase plan, participants may elect to have a portion of their cash compensation withheld to purchase our common stock on certain dates set forth in the plan.  The price of our common stock purchased under our employee stock purchase plan is equal to 85% of the lower of the fair market value of our common stock on the date of enrollment or the exercise date of the purchase period.  The offering periods commence on the first trading day on or after May 15 and November 15 of each year.

New Hire Bonus for Mr. Webster

Mr. Webster joined Optimer as our Chief Financial Officer in June 2012.  In connection with the commencement of his employment, in addition to the equity grants described above, Mr. Webster received a new hire cash bonus of $50,000.

2013 Transition Arrangements

On February 26, 2013, the Board appointed Dr. McKinnell as our Chief Executive Officer.  Dr. McKinnell will be entitled to receive:  (i) a base salary of $1.00 per year; (ii) stock options to purchase up to 225,000 shares of our common stock which will vest over four years from February 26, 2013; and (iii) 60,000 performance-based restricted stock units, which vest over time beginning on the date we achieve a specified financial goal.  In addition, Messrs. Lichtinger and Hartman resigned and, other than the 2012 compensation described above, each received solely the severance benefits to which they were entitled under their pre-existing arrangements.  These benefits are described under “Potential Payments Upon Termination or Change-in-control Transition Arrangements” below.  Each of Messrs. Lichtinger and Hartman has agreed to repay any amounts and benefits he receives in connection with his resignation in the event that a court finally determines that he engaged in any act for which he would not be entitled to indemnification under Section 8.1 of our bylaws.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance and evaluation of performance results assists the Company in preventing excessive risk-taking that could harm our value or reward poor judgment by our executives and rewards sound risk management practices.  For example, the Committee considers changes in circumstances when evaluating corporate goal achievement under our incentive compensation plan, so as not to encourage the pursuit of goals that are no longer thought to be consistent with the Company’s strategic direction or best interests.  Further, with respect to our incentive compensation programs, a substantial majority (75%) of the metrics that determine payouts for most of our executive officers are company-wide metrics.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders as a whole.  The mix of equity award instruments used under our long-term incentive program also mitigates risk.  Finally, the multi-year vesting of our equity awards properly accounts for the time horizon of risk.

Other Compensation

Consistent with our compensation philosophy, we maintain general benefits for all of our full-time employees, including medical, dental, vision, long-term disability and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Committee in its discretion may revise, amend or add to these benefits if it deems it advisable.

Change-in-control and Severance Arrangements

We maintain the Optimer Amended and Restated Severance Benefit Plan (the “Severance Plan”) covering certain eligible employees, including our named executive officers.  Pursuant to the Severance Plan, upon an involuntary termination other than for cause, an eligible employee may be entitled to receive specified severance benefits.  The benefits may include continuation of base salary and a percentage of bonus payments, acceleration of stock award vesting as well as continuing medical benefits.  The level of benefits provided under the Severance Plan depends upon an eligible employee’s position and whether the termination is related to a “change of control” as defined in the Severance Plan.  In adopting severance and change-in-control arrangements, the Committee considered that executives, especially highly-ranked executives, often face challenges securing new employment following termination, and that termination often occurs following a change-in-control transaction.  The Committee believes, therefore, that these severance arrangements help us attract and retain the best executive officers and will also help keep our executive officers focused on our and our stockholders’ best interests during any change-in-control transaction.  The Severance Plan was amended effective May 5, 2010, and further amended and restated in each of February 2012 and February 2013.  Additional details about these severance provisions, including definitions of “cause” and “change of control” and a description of the 2013 amendments, can be found under “Potential Payments Upon Termination or Change-in-control,” below.

Compensation Consultant

Radford serves as compensation consultant at the sole discretion of, and reports directly to, the Committee.  Radford does not provide any other services to the Company and has provided the Committee with information from which the Committee has confirmed Radford’s independence.  In its role as compensation consultant, Radford analyzes compensation programs nationwide, assists the Committee in selecting appropriate peers and advises the Company on the alignment of its total compensation plan to market and current best governance practices.

Management Participation

The Chief Executive Officer makes recommendations to the Committee regarding compensation decisions, including achievement of individual performance goals, with respect to his direct reports.  The Committee considers these recommendations and makes final determinations.  The compensation of the Chief Executive Officer is determined by our Board of Directors.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2012, 2011 and 2010 by our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Pedro Lichtinger,
Former President, Chief Executive Officer and Director (3)	2012	567,000			1,134,840	(4)	1,017,468	(5)	184,275	373,577	(6)	3,277,160
	2011	505,248			401,340	(7)	420,222		328,125			1,654,935
	2010	295,095	100,000	(8)	740,400	(9)	3,614,555	(10)	157,000	69,649	(11)	4,976,699
Stephen W. Webster
Chief Financial Officer	2012	189,519	50,000	(12)	618,400	(13)	975,130	(5)	91,250	80,000	(14)	2,004,298
John D. Prunty,
Former Senior Vice President, Chief Financial Officer and Corporate Secretary	2012	86,154	—		337,750	(4)	296,762	(5)	—	284,760	(15)	1,005,426
	2011	309,998	—		151,650	(16)	289,808		128,844	—		880,300
	2010	259,619	—		—		231,501		93,000	—		584,120
Kurt Hartman,
Former Chief Financial Officer, Chief Compliance Officer and General Counsel (17)	2012	310,000	—		235,445	(18)	158,979	(5)	46,500	—		750,924
Linda E. Amper, Ph.D.
Senior Vice President, Human Resources (19)	2012	323,000	—		182,385	(4)	158,979	(5)	83,980	—		748,344
	2011	296,089	50,000	(20)	—		724,520		128,844	7,500	(21)	1,206,953
Sherwood Gorbach, M.D.,
Senior Vice President, Chief Scientific Officer	2012	330,000	—		53,060	(18)	206,207	(5)	82,500	—		671,767
	2011	310,000	—				289,808		128,844	—		728,652
	2010	260,100	—				207,446		95,000	—		562,546
Gregory E. Papaz,
Former Senior Vice President, U.S. Commercial Operations (22)	2012	302,088	—		182,385	(4)	158,979	(5)	—	41,120	(23)	684,572
	2011	310,000	—		—		725,160		128,844	4,495	(24)	1,168,499

(1)

Amounts shown reflect aggregate full grant date fair value of restricted stock units or option awards granted during the year in accordance with FASB ASC Topic 718.  Pursuant to FASB ASC Topic 718, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions underlying the value of these restricted stock units and options, see Part II, Item 8 “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 in the Notes to Consolidated Financial Statements, Note 8, “Stockholders Equity.”

(2)	For 2012, represents awards approved under the Incentive Bonus Plan. For 2011 and 2010, represents awards approved under the Company’s 2011 or 2010 Incentive Compensation Plan, as applicable.
(3)

Mr. Lichtinger was hired in May 2010.  In connection with his resignation in February 2013, Mr. Lichtinger entered into a separation agreement providing for the acceleration or cancellation of certain equity awards as described in more detail under “Potential Payments Upon Termination or Change-in-control—Employment Agreement and Transition Arrangements.”

(4)	Represents the grant date fair value of the maximum number of shares underlying a performance-based restricted stock unit award that was canceled because the performance goal was not met.
(5)	Represents the grant date fair value of time-vested stock options granted under our 2012 Equity Incentive Plan.
(6)	Represents reimbursement of closing costs incurred with respect to the 2012 sale of Mr. Lichtinger’s home in connection with his 2010 relocation.
(7)

Includes the fair value of a performance-based restricted stock unit granted by the Company and providing for future delivery by the Company of 450,000 common shares of OBI in the amount of $151,650 and the fair value of a non-performance-based restricted stock unit award in the amount of $249,690.  The restricted stock unit relating to the 450,000 common shares of OBI was cancelled in May 2012 as described in more detail under “Transactions with Related Persons.”

(8)	Represents a sign-on bonus Mr. Lichtinger received in connection with the start of his employment.
(9)

Represents the grant date fair value of four performance-based restricted stock units covering an aggregate of 120,000 shares of the Company’s common stock.  Of these restricted stock units, one unit covering 60,000 shares of the Company’s common stock was assigned no grant date fair value due to the Company’s estimate of the probability that the performance goal would be achieved.  The aggregate maximum fair value of the four performance-based restricted stock units on the grant date was $1,480,000.

(10)

Amount includes performance-based and non-performance-based options and reflects the aggregate full grant date fair value of option awards granted during the year in accordance with FASB ASC Topic 718.  The maximum fair value of the performance-based options at the grant date based on the Black-Scholes option-pricing model was $4,074,924.

(11)	Represents reimbursement of Mr. Lichtinger’s moving and relocation expenses.
(12)	Represents a sign-on bonus Mr. Webster received in connection with the start of his employment.
(13)

Represents the grant date fair value of (i) a time-vested restricted stock unit new hire award and (ii) the maximum number of shares underlying a performance-based restricted stock unit award that was canceled because the performance goal was not met.

(14)	Represents a one-time payment in respect of Mr. Webster’s commuting costs in lieu of relocation expenses.
(15)

Represents amounts due and benefits provided in 2012 in connection with Mr. Prunty’s termination, consisting of $233,846 severance, $37,288 accrued and unpaid vacation and $13,626 continued health benefits.  Additional information on total amounts payable in connection with Mr. Prunty’s termination is located under the heading “Potential Payments on Termination or Change-in-control” below.

(16)

Represents the fair value of a performance-based restricted stock unit awarded by the Company and providing for the future delivery by the Company of 450,000 shares of common stock of OBI.  This restricted stock unit was forfeited in connection with Mr. Prunty’s termination in April 2012.

(17)

Mr. Hartman was hired in November 2010 and was not a named executive officer in 2010 or 2011.  In connection with his resignation in February 2013, Mr. Hartman entered into a separation agreement providing for the acceleration or cancellation of certain equity awards as described in more detail under “Potential Payments Upon Termination or Change-in-control—Employment Agreement and Transition Arrangements.”

(18)

Represents the grant date fair value of (i) a time-vested restricted stock unit award granted in connection with the marketing approval of DIFICID from the U.S. Food and Drug Administration and (ii) the maximum number of shares underlying a performance-based restricted stock unit award that was canceled because the performance goal was not met.

(19)	Dr. Amper was hired in January 2011.
(20)	Represents a sign-on bonus Dr. Amper received in connection with the start of her employment.
(21)	Represents legal service to review offer letter paid by the Company on behalf of Dr. Amper.
(22)	Mr. Papaz was hired in December 2010 and was not a named executive officer in 2010.
(23)

Represents amounts due and benefits provided in 2012 in connection with Mr. Papaz’s termination, consisting of $17,185 severance and $23,935 accrued and unpaid vacation.  Additional information on total amounts payable in connection with Mr. Papaz’s termination is located under the heading “Potential Payments on Termination or Change-in-control” below.

(24)	Represents parking fees paid by the Company on behalf of Mr. Papaz.

Employment and Change-in-control Arrangements

We have entered into offer letters with Drs. Amper and Gorbach and Mr. Webster.  We also had offer letters with Messrs. Prunty and Papaz until their terminations in April 2012 and December 2012, respectively, an offer letter with Mr. Hartman until his resignation in February 2013 and an employment agreement with Mr. Lichtinger until his resignation in February 2013.

The offer letters and the employment agreement set forth the applicable executive’s initial base salary and the terms of an initial stock option grant.  Mr. Lichtinger’s employment agreement also set forth the terms of four restricted stock unit and option awards, the vesting of which was subject to achievement of separate, specified performance goals.  Mr. Webster’s offer letter provides that his performance-based cash incentive for 2012 will not be prorated and sets forth the terms of the new-hire restricted stock unit grant and cash bonus described above under “Elements of Compensation, Long-Term Incentive Program” and “New Hire Bonus for Mr. Webster.” Dr. Gorbach’s offer letter sets forth the terms of certain performance-based cash and/or stock incentives, payment of which is subject to the achievement of specified performance goals.  Each of our named executive officers is entitled to receive all customary and usual fringe benefits provided to our executives.  Our named executive officers also have severance arrangements, which are described under the heading “Change-in-control and Severance Arrangements” above.

Grants of Plan-based Awards

The following table presents information concerning grants of plan-based awards to each of our named executive officers during 2012.

		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)		Options (#)		Awards ($/Sh)	Awards ($)
Pedro Lichtinger		184,275	368,550	552,825
	2/7/2012				50,400	67,200	84,000						1,134,840	(3)
	2/7/2012									120,000	(4)	13.51	1,017,468
Stephen W. Webster		73,000	146,000	219,000
	6/29/2012				9,000	12,000	15,000						231,900	(3)
	6/29/2012							25,000	(5)				386,500
	6/29/2012									100,000	(5)	15.46	975,130
John D. Prunty		64,000	128,000	192,000
	2/7/2012				15,000	20,000	25,000						337,750	(3)
	2/7/2012									35,000	(4)	13.51	98,915
Kurt Hartman		62,000	124,000	186,000
	2/7/2012				8,100	10,800	13,500						182,385	(3)
	8/11/2012							3,500	(6)				53,060
	2/7/2012									18,750	(4)	13.51	158,979
Linda E. Amper, Ph.D.		64,600	129,200	193,800
	2/7/2012				8,100	10,800	13,500						182,385	(3)
	2/7/2012									18,750	(4)	13.51	158,979
Sherwood Gorbach, M.D.		66,000	132,000	198,000
	8/10/2012							3,500	(6)				53,060
	2/7/2012									24,320	(4)	13.51	206,207
Gregory E. Papaz		63,600	127,200	190,800
	2/7/2012				8,100	10,800	13,500						182,385	(3)
	2/7/2012									18,750	(4)	13.51	82,798

(1)             Our Incentive Bonus Plan was our only non-equity incentive plan in 2012.  The amounts shown in the “threshold,” “target” and “maximum” columns reflect the payment levels under the Incentive Bonus Plan, determined by assuming that corporate and individual goals were achieved at a level of 50%, 100% and 150%, respectively.

(2)             Represents performance-based restricted stock units granted under our 2012 Equity Incentive Plan.  Vesting of the performance-based restricted stock units was subject to achievement of at least 75% of a 2012 sales revenue target of $107 million, and the amounts shown in the “threshold,” “target” and “maximum” columns reflect the achievement levels under the awards, determined by assuming that the performance goal was achieved at a level of 75%, 100% and 125%, respectively.  The threshold performance goal for these awards was not met, resulting in the cancelation of the awards.

(3)             Reflects grant date fair value of performance-based restricted stock units based on an assumed payout of the maximum number of shares.

(4)             Represents time-vested stock options granted under our 2012 Equity Incentive Plan.

(5)             Represents time-vested restricted stock units and stock options granted as new hire awards to Mr. Webster.

(6)             Represents non-performance-based restricted stock units granted by the Company in connection with the procurement of a New Technology Add-On Payment for DIFICID.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2012.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options — Exercisable (#)		Number of Securities Underlying Unexercised Options — Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Earned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Earned Shares, Units or Other Rights That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Pedro Lichtinger	129,166		70,834	(2)			12.34	5/5/2020
	31,666		48,334	(3)			12.34	5/5/2020
	36,666		43,334	(3)			12.34	5/5/2020
	27,791		30,209	(2)			11.41	1/26/2021
			120,000	(2)			13.51	2/7/2022
					80,000	(4)	12.34	5/5/2020
					240,000	(4)	12.34	5/5/2020
									13,125	(5)	118,781
									12,084	(6)	109,360
									10,834	(6)	98,048
												20,000	(4)	181,000
												60,000	(4)	543,000
Stephen W. Webster			100,000	(2)			15.46	6/29/2022
									25,000	(7)	226,250
John D. Prunty
Kurt Hartman	52,083		47,917	(2)			9.56	12/1/2020
			18,750	(2)			13.51	2/7/2022
									3,500	(7)	31,675
Linda E. Amper, Ph.D.	47,916		52,084	(2)			11.41	1/26/2021
			18,750	(2)			13.51	2/7/2022
Sherwood Gorbach, M.D.	11,610	(2)					1.08	2/2/2015
	1,298	(2)					1.08	2/2/2015
	7,500	(2)					6.90	1/4/2018
	100,000	(8)					6.59	3/12/2018
	9,166		834	(2)			13.68	4/6/2019
	8,750		3,250	(2)			11.85	1/8/2020
	11,250		8,750	(2)			9.03	9/15/2020
	19,166		20,834	(2)			11.41	1/26/2021
			24,320	(2)			13.51	2/7/2022
									3,500	(7)	31,675
Gregory E. Papaz	79,166	(9)					11.42	12/11/2013
	9,764	(10)					13.51	12/11/2013

(1)             Computed by multiplying the closing market price of our common stock on December 31, 2012 of $9.05 by the number of restricted stock units set forth in this table.

(2)             Represents a time-vested stock option award pursuant to which 1/4th of the shares subject to the option vest one year following vesting commencement date and 1/48th of the total shares subject to the option vest monthly thereafter.

(3)             Represents a performance-based stock option award where the performance goals were met in 2011 and pursuant to which 1/4th of the shares subject to the award vest upon the one-year anniversary of the achievement of the applicable performance goal and the remaining shares subject to the award vest in equal monthly installments over the following three-year period.

(4)             Represents a performance-based restricted stock unit, pursuant to which the shares subject to the award vest in equal monthly installments over the two-year period beginning on January 1 of the calendar year in which the applicable performance goal is achieved.

(5)             Represents time-vested restricted stock units granted by the Company in connection with the marketing approval of DIFICID from the U.S. Food and Drug Administration.

(6)             Represents a performance-based restricted stock unit award where the performance goals were met in 2011 and pursuant to which 1/4th of the shares subject to the award vest upon the one-year anniversary of the achievement of the applicable performance goal, and the remaining shares subject to the award vest in equal monthly installments over the following three-year period.

(7)             Represents time-vested restricted stock units that vest 1/3rd on each of the first, second and third anniversary of the grant date.

(8)             Represents a time-vested stock option award pursuant to which 1/48th of the shares subject to the option vested monthly following the grant date.

(9)             Represents 31,250 stock options for which vesting was accelerated upon Mr. Papaz’s termination and 47,916 stock options that were previously vested as of his termination.

(10)        Represents stock options for which vesting was accelerated upon Mr. Papaz’s termination.

Option Exercises and Stock Vested During the 2012 Fiscal Year

The following table sets forth the number of stock option awards exercised and the value realized upon exercise during 2012 for our named executive officers, as well as the number of stock awards vested and the value realized upon vesting.

Option Exercises and Stock Vested Table for Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Pedro Lichtinger	—	—	24,957	347,776
John D. Prunty	249,452	2,090,361	—	—

(1)   Based on the difference between the price of the market price of our common stock at the time of exercise and the exercise prices for the stock options.

(2)   Based on the closing market price of our common stock on the applicable vesting dates.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.  The Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change-in-control

Severance Plan

Under the Severance Plan, which was originally adopted in October 2008, our named executive officers may receive severance benefits upon a covered termination, including involuntary termination without “cause” or a “constructive termination,” in each case as defined in the Severance Plan.  The benefits may include continuation of base salary payments, bonus payments, group health benefits and acceleration of stock award vesting.  The level of benefits provided under the plan depends upon an eligible employee’s position and years of service, and whether the covered termination is related to a “change of control” as defined in the Severance Plan.  Effective February 26, 2013, the Severance Plan was amended to provide that employees at the level of “director” or below will receive continuation of base salary continuation and group health benefits for a minimum of three months if they experience a covered termination that occurs upon, or within twelve months following, a change of control and that employees may be eligible for participation in the Severance Plan without regard to the length of time they have been employed by the Company.

If our Chief Executive Officer, any of our Company officers or any of our Senior Vice Presidents or Vice Presidents experience a covered termination that occurs either prior to, or more than 12 months following, a change of control, they will be entitled to 24, 15 and 12 months of continued base salary payments, respectively, 24, 15 and 12 months of continued group health benefits, respectively, and accelerated vesting of all then-unvested and outstanding non-performance-based equity awards equal to 24, 15 and 12 months, respectively.

If our Chief Executive Officer, any of our Company officers or any of our Senior Vice Presidents or Vice Presidents experience a covered termination that occurs upon or within 12 months following a change of control, they will be entitled to 24, 18 and 12 months of continued base salary payments, respectively, 24, 18 and 12 months of continued group health benefits, respectively and 100% immediate accelerated vesting of all non-performance-based equity awards.  Any performance-based equity awards held by our Chief Executive Officer, any of our Company officers or any of our Senior Vice Presidents or Vice Presidents as of the date of a covered termination that occurs upon or within 12 months following a change of control are subject to 100% immediate accelerated vesting as if each of their target goals had been achieved to the maximum extent possible.  In addition, our Chief Executive Officer, any of our Company officers or any of our Senior Vice Presidents or Vice Presidents will be paid 200%, 150% and 100%, respectively, of their eligible bonus in effect at the time of the covered termination that occurs upon or within 12 months following a change of control.

Termination of employment for “cause” means a termination resulting from the occurrence of any of the following events that has a material negative impact on our business or reputation: (i) the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against us; (ii) the employee’s intentional, material violation of any contract or agreement between the employee and us or of any statutory duty owed us; (iii) the employee’s unauthorized use or disclosure of our confidential information or trade secrets; (iv) an employee’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of his or her superiors; (v) an employee’s habitual neglect of the duties of employment; (vi) an employee’s indictment, charge or conviction of a felony, or any crime involving moral turpitude or participation in any act of theft or dishonesty; or (vii) the employee’s gross misconduct.  “Change of control” means any of the following events: (i) a sale, lease or disposition of all or substantially all of our assets; or (ii) a merger or consolidation (in a single transaction or series or related transactions) of us with or into any other corporation or corporations or other entity, or any other corporate reorganizations, where our stockholders immediately prior to such event do not retain more than 50% of the voting power and interest in the successor entity (excluding any transactions if the primary purpose of the transaction is to obtain financing from new or existing investors).  Our Board of Directors shall have the right to determine whether a change of control has occurred in accordance with the foregoing definition, and its determination shall be final, binding and conclusive on all persons.  “Constructive termination” means the occurrence of one or more of the following events, provided that the eligible employee has first provided written notice to us within 90 days of the first such occurrence of such condition specifying the event(s) constituting constructive termination and specifying that the eligible employee intends to terminate employment not earlier than 30 days after providing such notice, and we (or surviving corporation) have not cured such event(s) within 30 days (or such longer period as may be specified by the eligible employee in such notice) after such written notice is received by us which we refer to as the cure period and the eligible employee resigns within 30 days following the end of the cure period:  (i) a material diminution in the employee’s authority, duties or responsibilities; (ii) relocation of the employee’s principal work location that materially adversely affects the employee’s commute (including, without limitation, a one-way increase in the distance of the employee’s commute of 15 miles or a one-way increase in the time of the employee’s commute of more than 30 minutes); or (iii) a material reduction in the employee’s annual base compensation other than a reduction applicable to all of our senior executives.

In order to receive any benefits under the Severance Plan, individuals must sign a general release and waiver of all claims against the Company, remain on the job until the date of termination and return all of the Company’s property.  In addition, severance benefits will terminate immediately if during the severance period the individual violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation to us.  Any severance benefits that may be provided to any individual employed by us under the Severance Plan shall be automatically reduced by any severance benefits provided to such employee pursuant to any employment agreement they may have with us, unless otherwise specifically provided under the terms of such agreement.

Incentive Plans

2006 Equity Incentive Plan.  The 2006 Equity Incentive Plan was replaced effective May 2012 by our 2012 Equity Incentive Plan, which is a successor to and continuation of our 2006 Equity Incentive Plan and is described further below.  Following stockholder approval of the 2012 Equity Incentive Plan in May 2012, no additional stock awards were granted under our 2006 Equity Incentive Plan, although all outstanding stock awards granted under the 2006 Equity Incentive Plan continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2006 Equity Incentive Plan.  Our 2006 Equity Incentive Plan provides that in the event of a “change-in-control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award.  The definition of a “change-in-control” for the purposes of the 2006 Equity Incentive Plan includes the events described above under the definition of “change of control” in the Severance Plan, as well as:  (i) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are directors who either were directors as of the effective date of the 2006 Equity Incentive Plan (“Incumbent Directors”), or were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.  If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions shall lapse and the awards will become fully exercisable.  The administrator will provide notice to the recipient that he or she has the right to exercise any option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for any performance shares and units will be deemed achieved and all other terms and conditions met.  Any option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice.  In the event the service of an outside director is terminated on or following a change-in-control, other than pursuant to a voluntary resignation, any of his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse and all performance goals or other vesting requirements for any performance shares and units will be deemed achieved and all other terms and conditions met.

2012 Equity Incentive Plan.  Our Board of Directors adopted our 2012 Equity Incentive Plan in February 2012 and subsequently amended it in March 2012.  Our stockholders approved the plan in May 2012.  The 2012 Equity Incentive Plan is the successor to, and continuation, of our 2006 Equity Incentive Plan.  Our 2012 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants.  Under the 2012 Equity Incentive Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a “change-in-control” as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.  The definition of a “change-in-control” for the purposes of the 2012 Equity Incentive Plan is substantially similar to the definition described for the purposes of the 2006 Equity Incentive Plan.

Incentive Bonus Plan.  In February 2012, as described above, our Committee adopted the Incentive Bonus Plan.  Under this plan, in the event of a change-in-control, all participants will receive a prorated portion of the annual bonus for the year in which the change-in-control occurs, calculated on the basis of each participant’s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%.

Employment Agreement and Transition Arrangements

Employment Agreement with Mr. Lichtinger.  In May 2010, we entered into an offer letter with Mr. Lichtinger setting forth the terms of Mr. Lichtinger’s employment as President and Chief Executive Officer.  In connection with his appointment as President and Chief Executive Officer, we granted Mr. Lichtinger performance-based restricted stock units covering an aggregate of 120,000 shares of our common stock and performance-based stock options to purchase an aggregate of 480,000 shares of our common stock, all of which were scheduled to commence vesting upon the satisfaction of specified performance objectives.  Pursuant to the employment agreement, if Mr. Lichtinger had experienced a covered termination (as defined in the Severance Plan) within 12 months following a change of control (as defined in the Severance Plan), the vesting of these performance-based restricted stock units and stock options which had not begun to vest would have been accelerated with respect to 50% (in the case of a covered termination occurring on or prior to the first anniversary of Mr. Lichtinger’s start date), 60% (in the case of a covered termination occurring after the first anniversary but on or prior to the second anniversary of Mr. Lichtinger’s start date), 75% (in the case of a covered termination occurring after the second anniversary but on or prior to the third anniversary of Mr. Lichtinger’s start date), 85% (in the event of a covered termination occurring after the third anniversary but on or prior to the fourth anniversary of Mr. Lichtinger’s start date) and 100% (in the event of a covered termination occurring after the fourth anniversary of Mr. Lichtinger’s start date) of these awards in lieu of the acceleration of these performance-based equity awards that would have been provided for under the Severance Plan.

The initial term of Mr. Lichtinger’s employment agreement was three years.  Pursuant to the treatment of Mr. Lichtinger’s resignation as a termination of employment without cause and without prior notice, Mr. Lichtinger was entitled to receive a lump-sum cash payment equal to the sum of Mr. Lichtinger’s then-current base salary plus the annual bonus paid to Mr. Lichtinger for the previous year, prorated to his remaining employment term subject to meeting the eligibility requirements described above.  Any severance benefits provided to Mr. Lichtinger under the Severance Plan will be automatically reduced by any severance benefits provided under Mr. Lichtinger’s employment agreement.

Transition Arrangements.  In connection with his resignation, Mr. Lichtinger and the Company entered into a separation agreement, effective as of April 1, 2013, pursuant to which Mr. Lichtinger is eligible receive, subject to continued compliance with certain terms and conditions:  (i) an amount equal to twenty-four months of his base salary and a cash bonus, in each case less applicable tax withholding; (ii) twenty-four months of continued group health benefits; and (iii) acceleration of 30,500 unvested restricted stock units and 230,292 unvested stock options with a weighted average exercise price of $12.53.

In connection with his resignation, Mr. Hartman and the Company entered into a separation agreement, effective as of March 2, 2013, pursuant to which Mr. Hartman is eligible to receive, subject to continued compliance with certain terms and conditions:  (i) an amount equal to fifteen months of his base salary and a cash bonus, in each case less applicable tax withholding; (ii) fifteen months of continued group health benefits; and (iii) acceleration of 1,167 unvested restricted stock units and 37,109 unvested stock options with a weighted average exercise price of $10.18.

The following table provides information as to the amounts potentially payable upon termination of the named executive officers or in the event of a change-in-control of the Company as discussed above and assuming a triggering event occurred on December 31, 2012.  With respect to Messrs. Prunty and Papaz, we have included only the amounts payable in connection with their actual terminations because they were no longer employed by us on December 31, 2012.  The amounts paid or benefits payable in 2012 to Messrs. Prunty and Papaz in connection with their terminations are set forth in the “Summary Compensation Table” and the “Option Exercises and Stock Vested Table for 2012” and the related discussions above.

Name and Benefit	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason within 12 months of Change-in-control ($)
Pedro Lichtinger
Salary	1,134,000	1,134,000
Bonus	—	680,400
Accelerated vesting of stock awards (1)	133,481	326,189
Group health insurance	49,923	49,923
Stephen W. Webster
Salary	456,250	547,500
Bonus	—	219,000
Accelerated vesting of stock awards (1)	75,423	226,250
Group health insurance	31,202	37,442
John D. Prunty
Salary	400,000
Bonus	—
Accelerated vesting of stock awards (1)	121,098
Group health insurance	25,777
Kurt Hartman
Salary	387,500	465,000
Bonus	—	186,000
Accelerated vesting of stock awards (1)	10,561	31,675
Group health insurance	31,202	37,422
Linda E. Amper, Ph.D.
Salary	403,750	484,500
Bonus	—	193,800
Accelerated vesting of stock awards (1)	—	—
Group health insurance	10,011	12,014
Sherwood Gorbach, M.D.
Salary	412,500	495,000
Bonus	—	198,000
Accelerated vesting of stock awards (1)	10,686	31,850
Group health insurance	21,660	25,973
Gregory E. Papaz
Salary	403,956
Bonus	—
Accelerated vesting of stock awards (1)	—
Group health insurance	9,109

(1)   Represents the value of accelerated restricted stock units (computed by multiplying the closing market price of our common stock on December 31, 2012 of $9.05, times the number of each restricted stock unit vested as a result of the termination), plus the value of accelerated options (computed by multiplying the difference between $9.05 and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options with an exercise price less than $9.05).

Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2012.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Anthony E. Altig	73,333	98,550	171,883
Mark Auerbach	80,000	98,550	178,550
Joseph Y. Chang, Ph.D.	60,000	98,550	158,550
Michael N. Chang, Ph.D.	97,500	61,200	158,700
Peter E. Grebow, Ph.D.	61,250	98,550	159,800
Henry A. McKinnell, Ph.D. (Chairman as of April 2012)	85,000	210,600	295,600
Stephen Newman	30,000	—	30,000
Robert L. Zerbe, M.D.	60,000	98,550	158,550

(1)         Information regarding Mr. Lichtinger’s compensation during 2012 is set forth the Summary Compensation Table above.

(2)         Amounts shown reflect aggregate full grant date fair value of option awards granted during the year in accordance with FASB ASC Topic 718.  Pursuant to FASB ASC Topic 718, the amounts shown here exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information, on the valuation assumptions underlying the value of these options, see Part II, Item 8 “Financial Statements and Supplementary Date” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 in the Notes to Consolidated Financial Statements, Note 8, “Stockholders Equity.”

All of our directors are eligible to participate in our 2012 Equity Incentive Plan and our employee directors are eligible to participate in our employee stock purchase plan.  For a more detailed description of these plans, see “— Employee Benefit Plans.”

Each director who is not an employee of the Company receives an annual cash retainer fee for service as a member of the Board of Directors.  In May 2012, the Committee approved an increase to this annual retainer to $60,000 for members of the Board and $90,000 for the Chairman of the Board, as well as an increase to the additional annual retainer paid to the head of each of the Committee and the Audit Committee to $20,000.  The Committee eliminated the annual retainer paid to non-chair members of the Board’s standing committees.

Each director, upon election or appointment to the Board of Directors, receives a grant of a stock option to purchase up to 20,000 shares of common stock, which vests monthly over forty-eight months.  Each director also receives an annual restricted stock unit grant and, in May 2012, the Committee approved an increase to this grant to 10,000 restricted stock units for the Chairman of the Board of Directors and 7,500 restricted stock units for the other directors.  The restricted stock units vest on January 1 of the year following the award date.  We have reimbursed, and will continue to reimburse, our non-employee directors for their reasonable expenses incurred in attending meetings of the Board of Directors and committees of the Board of Directors.

Stock Ownership Guidelines

In February 2012, we adopted stock ownership guidelines applicable to our executive officers and directors.  The purpose of stock ownership guidelines is to align the interests of our directors and executive officers with the interests of our stockholders and to further promote our commitment to sound corporate governance.  The guidelines are intended to require the covered individuals to accumulate a substantive interest in our common stock prior to the later of: (i) December 31, 2017; or (ii) December 31 of the fifth year following the covered individual becoming subject to the guidelines and to maintain that interest thereafter.  Our stock ownership guidelines provide that members of our Board of Directors should hold common stock of the Company with a value equal to three times his annual retainer, our Chief Executive Officer should hold common stock of the Company with a value equal to three times his annual base salary and our other named executive officers should hold common stock of the Company with a value equal to one times his or her annual base salary.  Shares of Company common stock that count toward these guidelines include shares owned outright by the individual or his or her immediate family members, shares held in trust for the individual or his or her immediate family members and vested shares of stock granted under the Company’s equity incentive plans, including shares purchased and retained under the employee stock purchase plan, but excluding vested shares of stock subject to an unexercised stock option.

Indemnification and Insurance

We have entered into indemnification agreements with each of our executive officers and directors.  These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.  In addition, we have purchased directors’ and officers’ liability insurance policies that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership information of our common stock by:

•                                          each person known to us to be the beneficial owner of more than 5% of our common stock;

•                                          each named executive officer;

•                                          each of our directors; and

•                                          all of our executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 47,900,542 shares of common stock outstanding on March 11, 2013.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership.  The information with respect to our executive officers and directors is as of March 11, 2013 unless otherwise noted.  The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to Section 13(d) and 13(g) of the Exchange Act.  We have determined beneficial ownership in accordance with the SEC’s rules.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.  In addition, these rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or will be exercisable on or before May 10, 2013, which is 60 days after March 11, 2013.  These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Optimer Pharmaceuticals, Inc., 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders (1):
FMR LLC (2) 82 Devonshire Street Boston, MA 02109	5,389,095	11.3%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	5,291,761	11.0%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	5,211,459	10.9%
Wellington Management Company, LLP (5) 280 Congress Street Boston, MA 02210	3,300,331	6.9%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	2,517,642	5.3%
Directors and Named Executive Officers:
Henry A. McKinnell (7)	36,666	*
Anthony E. Altig (8)	50,000	*
Mark Auerbach (9)	40,961	*
Joseph Y. Chang (10)	97,498	*
Michael N. Chang (11)	1,658,383	3.4%
Peter E. Grebow (12)	50,000	*
Stephen M. Newman	0	*
Robert L. Zerbe (13)	43,541
Linda E. Amper (14)	62,108	*
Sherwood L. Gorbach (15)	222,976	*
Stephen W. Webster	0	*
Kurt M. Hartman (16)	97,129	*
Pedro Lichtinger (17)	601,336	1.2%
Gregory E. Papaz (18)	91,522	*
John D. Prunty (19)	12,985	*
All directors and executive officers as a group (12 persons) (20)	2,272,133	4.7%

*	Less than 1%.
(1)	We have been informed that funds or affiliates managed by Ruentex Group own over 5% of our common stock, but we have been unable to verify their ownership percentage.
(2)

A report on Schedule 13G filed with the SEC on February 14, 2013 indicates that FMR LLC had sole voting power with respect to 141,000 shares of common stock and had sole power to dispose or to direct the disposition of 5,389,095 shares of common stock.  Various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company.  No one person’s interest in the common stock was more than five percent of the total outstanding common stock of the Company.

(3)

A report on Schedule 13G filed with the SEC on March 11, 2013 indicates that BlackRock Inc. had sole voting power and had sole power to dispose or to direct the disposition of 5,291,761 shares of common stock.  Various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company.  No one person’s interest in the common stock was more than five percent of the total outstanding common stock of the Company.

(4)

A report on Schedule 13G filed with the SEC on February 11, 2013 indicates that T. Rowe Price Associates, Inc. had sole voting power with respect to 577,079 shares of common stock and had sole dispositive power of 5,211,459 shares of common stock.  T. Rowe Price Associates, Inc. does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank had the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.  The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of such securities was vested in the individual and institutional clients for whom T. Rowe Price Associates, Inc. served as investment adviser.  Any and all discretionary authority which had been delegated to T. Rowe Price Associates, Inc. may have been revoked in whole or in part at any time.  No such client’s interest in the common stock was more than five percent of the total outstanding common stock of the Company.

(5)

A report on Schedule 13G filed with the SEC on February 14, 2013 indicates that Wellington Management Company, LLP had shared voting power with respect to 2,119,534 shares of common stock and had shared dispositive power of 3,300,331 shares of common stock.  These securities were owned of record by clients of Wellington Management Company, LLP, in its capacity as investment adviser.  Those clients had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.  To the knowledge of Wellington Management Company, LLP, no such client had such right or power with respect to more than five percent of the total outstanding common stock of the Company.

(6)

A report on Schedule 13G filed with the SEC on February 13, 2013 indicates that The Vanguard Group had sole voting power with respect to 60,393 shares of common stock, had sole dispositive power of 2,458,479 shares of common stock and had shared dispositive power of 59,163 shares of common stock.  Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 59,163 shares of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts.  Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 1,200 shares of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(7)

Includes (i) 10,000 shares of common stock held by Dr. McKinnell; (ii) 21,666 shares of common stock that Dr. McKinnell has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; and (iii) 5,000 shares underlying a restricted stock unit that will vest upon Dr. McKinnell’s separation from the Company.

(8)

Includes (i) 5,000 shares of common stock held by Mr. Altig; (ii) 40,000 shares of common stock that Mr. Altig has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; and (iii) 5,000 shares underlying a restricted stock unit that will vest upon Mr. Altig’s separation from the Company.

(9)

Includes (i) 7,500 shares of common stock held by Mr. Auerbach; and (ii) 33,461 shares of common stock that Mr. Auerbach has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.

(10)

Includes (i) 7,500 shares of common stock held by Dr. Joseph Chang; (ii) 43,844 shares of common stock that Dr. Joseph Chang has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; and (iii) 46,154 shares of common stock held by his wife, Wan Ping Chang.

(11)

Includes (i) 483,256 shares of common stock held by Dr. Michael Chang; (ii) 692,366 shares of common stock that Dr. Michael Chang has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; (iii) 338,146 shares of common stock owned by his wife, Tessie M. Che, our former Chief Operating Officer; and (iv) 144,615 shares that Ms. Che has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.

(12)

Includes (i) 45,000 shares of common stock that Dr. Grebow has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; and (ii) 5,000 shares underlying a restricted stock unit that will vest upon Dr. Grebow’s separation from the Company.

(13)

Includes (i) 38,541 shares of common stock that Dr. Zerbe has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; and (ii) 5,000 shares underlying a restricted stock unit that will vest upon Dr. Zerbe’s separation from the Company.

(14)	Includes 62,108 shares of common stock that Dr. Amper has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(15)

Includes (i) 38,719 shares of common stock held by Dr. Gorbach; and (ii) 184,257 shares of common stock that Dr. Gorbach has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.

(16)

Includes (i) 1,167 shares of common stock held by Mr. Hartman; and (ii) 95,962 shares of common stock that Mr. Hartman has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.

(17)

Includes (i) 69,503 shares of common stock held by Mr. Lichtinger; (ii) 501,333 shares of common stock that Mr. Lichtinger has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; and (iii) 30,500 shares underlying a restricted stock unit that will vest within 60 days of March 11, 2013.

(18)

Includes (i) 2,592 shares of common stock as reported to the Company by Mr. Papaz as of March 29, 2013; and (ii) 88,930 shares of common stock that Mr. Papaz has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.

(19)	Includes 11,985 shares of common stock as reported to the Company by Mr. Prunty as of March 27, 2013.
(20)

Includes an aggregate of (i) 1,171,243 shares of common stock that current executive officers and directors have the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options; and (ii) 20,000 shares underlying restricted stock units that will vest within 60 days of March 11, 2013 or upon certain individuals’ separation from the Company as indicated in the footnotes above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of December 31, 2012:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders (2)	4,627,215	$11.24	4,744,205
Equity compensation plans not approved by security holders (3)	2,039,642	12.67	280,672
Total	6,666,857	$11.70	5,024,877

(1)         The weighted-average exercise price does not take into account 372,283 shares subject to outstanding restricted stock units that have no exercise price.

(2)         Represents shares of our common stock issuable under the 2012 Equity Incentive Plan, the 2006 Equity Incentive Plan, the employee stock purchase plan and the 1998 Stock Plan, except with respect to certain shares issuable under our 2012 Equity Incentive Plan and 2006 Equity Incentive Plan as described in Footnote 3.

In November 1998, the Company adopted the 1998 Stock Plan.  The Company terminated and ceased granting options under the 1998 Stock Plan upon the closing of the Company’s initial public offering in February 2007.  As of December 31, 2012, there were 235,780 shares of our common stock reserved for issuance pursuant to options outstanding under the 1998 Stock Plan.

The 2006 Equity Incentive Plan was originally adopted by our Board of Directors in December 2006 and was approved by our stockholders in January 2007.  The 2006 Equity Incentive Plan was succeeded by the 2012 Equity Incentive Plan, which became effective upon approval by our stockholders on May 9, 2012.  After May 9, 2012, no additional stock awards were awarded under the 2006 Equity Incentive Plan.  However, all outstanding stock awards granted under the 2006 Equity Incentive Plan remain subject to the terms of the 2006 Equity Incentive Plan.  As of December 31, 2012, there were 3,710,482 shares of our common stock reserved for issuance pursuant to options outstanding and 278,543 shares reserved for issuance upon the vesting of outstanding restricted stock units under the 2006 Equity Incentive Plan.

The 2012 Equity Incentive Plan is a continuation of the 2006 Equity Incentive Plan.  Upon its adoption, the maximum number of shares of the Company’s common stock issuable under the 2012 Equity Incentive Plan was 11,289,455, which consisted of (a) 3,400,000 new shares and (b) the number of unallocated shares remaining available for grant of new awards under the 2006 Equity Incentive Plan as of May 9, 2012.  As of December 31, 2012, there were 320,750 shares of our common stock reserved for issuance pursuant to options outstanding and 81,660 shares reserved for issuance upon the vesting of outstanding restricted stock units under the 2012 Equity Incentive Plan.

The employee stock purchase plan was originally adopted by our Board of Directors in December 2006 and was approved by our stockholders in January 2007.  A total of 200,000 shares of our common stock were initially made available for sale under the employee stock purchase plan.  In addition, the employee stock purchase plan provides for annual increases in the number of shares available for issuance under the employee stock purchase plan on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the lesser of (i) 3% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (ii) 300,000 shares; or (iii) such other amount as may be determined by the Board of Directors.  Pursuant to this provision, 300,000 additional shares of our common stock were reserved for issuance under the employee stock purchase plan on January 1, 2008 and on January 1, 2012.  The Board of Directors determined to reserve zero additional shares under the employee stock purchase plan on each of January 1, 2009, 2010 and 2011.  The employee stock purchase plan allows for qualified employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each purchase period.  The employee stock purchase plan is implemented by one offering period during each six-month period; provided, however, our Board of Directors may alter the duration of an offering period without stockholder approval.  Employees may authorize up to 10% of their compensation for the purchase of stock under the employee stock purchase plan, provided that an employee may not accrue the right to purchase stock at a rate of more than $25,000 of the fair market value of our common stock for each calendar year in which the purchase right is outstanding and that an employee may not purchase more than 2,500 shares of common stock during any offering period. As of December 31, 2012, there were 409,806 shares of common stock issued and 390,194 shares available for future issuance under the employee stock purchase plan, including shares subject to outstanding rights under the current offering period.

(3)         In March and June 2011, our Board of Directors amended the 2006 Equity Incentive Plan to reserve an additional 1,750,000 and 1,000,000 shares, respectively, of our common stock to be issued exclusively as employment inducements pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

In November 2012, our Board of Directors amended the 2012 Equity Incentive Plan to reserve an additional 300,000 shares of our common stock to be issued exclusively as employment inducements pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Ernst & Young LLP has audited the Company’s financial statements since its inception in November 1998.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm as our independent registered public accounting firm.  Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.  Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees for services provided to the Company for the fiscal years ended December 31, 2012 and 2011, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	(in thousands)
	2012	2011
Audit Fees (1)	$1,230	$715
Audit-related Fees (2)	95	125
Tax Fees (3)	960	380
All Other Fees	—	—
Total Fees	$2,285	$1,220

(1)         Audit Fees consist of fees billed for professional services, including out-of-pocket expenses.  The amounts presented relate to the audit of our annual financial statements, review of our registration statements on Form S-8 and S-3, our prospectus supplements and the related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)         Audit-related Fees consist of fees for professional services performed for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees.  The amounts presented are related to consultation on matters such as our internal controls review, the impact of final or proposed regulatory guidance and the accounting treatment or disclosure of transactions or events.

(3)         Tax fees consist of fees for tax compliance and consultations.

All 2012 and 2011 fees described above were pre-approved by the Audit Committee.  The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst &Young LLP and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP.  The policy generally pre-approves specified services in the defined categories of audit services, and audit-related services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Pursuant to the Dodd-Frank Act, this vote is an advisory vote only and is not binding on the Company or its Board of Directors.

Although the vote is non-binding, the Compensation, Nominating and Corporate Governance Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis on pages 15 to 31 and in the Summary Compensation Table and subsequent tables on pages 23 to 30.  As described more fully in those disclosures, our named executive officers, as identified on page 16, are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns.  Our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders’ interests, consistent with current market practices.

The compensation of our named executive officers during our fiscal year ended December 31, 2012 is consistent with the Compensation, Nominating and Corporate Governance Committee’s evaluation of our performance relative to the following 2012 corporate goals as described more fully in the Compensation Discussion and Analysis:

•                                          continued commercialization of DIFICID, including specified levels of sales revenue;

•                                          execution of our fidaxomicin market entry and launch strategy for key international markets;

•                                          progression in meeting regulatory requirements and in supporting label expansion and life-cycle management of DIFICID; and

•                                          advancement in our business development and financial management efforts.

We are requesting your non-binding vote on the following resolution:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Unless the Board of Directors decides to modify its policy regarding soliciting advisory votes on the compensation of the Company’s named executives on an annual basis, the next scheduled say-on-pay vote will be at the 2014 Annual Meeting of Stockholders.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on a review of such reports filed with the SEC, all Section 16(a) forms required to be filed by our directors and executive officers and persons owning more than 10% of our common stock during 2012 were timely filed except that a grant of restricted stock units to Messrs. Auerbach and Altig, and Drs. Joseph Chang, Grebow, McKinnell and Zerbe was reported late for each individual because of an administrative error.  In addition, one report relating to an open market purchase by Mr. Lichtinger and two reports related to transactions by Dr. Joseph Chang (one related to a gift and one related to an exercise of options and sale of common stock) were filed late.

TRANSACTIONS WITH RELATED PERSONS

The following includes a description of transactions since January 1, 2012 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of our directors, executive officers or holders of more than 5% of our capital stock, had or will have a direct or indirect material interest.  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.  We have adopted a written policy requiring that each director or executive officer report any such proposed transaction to the Board of Directors for prior approval.  Absent approval by our Board of Directors, our Audit Committee generally reviews and approves in advance any proposed related party transactions.  In determining whether to approve such a transaction, the following factors, among others, are considered:

•                                          whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third-parties;

•                                          the business reasons for the transaction;

•                                          whether the transaction would impair the independence of an independent director;

•                                          whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

•                                          any disclosure or reputational issues; and

•                                          whether the transaction is material, taking into account the significance of the transaction to our investors.

Participation in OBI Direct Offerings

In February 2012, Mr. Lichtinger and funds in which Dr. Michael Chang has an ownership interest participated in a direct offering of stock by OBI.  Mr. Lichtinger and funds in which Dr. Michael Chang has an ownership interest purchased 924,000 and 7,080,981, respectively, of the new shares at 15 New Taiwan Dollars per share, which is the same price paid by other participants of the offering.

In May 2012, we purchased the 924,000 shares of OBI from Mr. Lichtinger and canceled a restricted stock unit previously granted to Mr. Lichtinger covering an aggregate of 450,000 common shares of OBI, for an amount of cash equal to approximately $0.5 million.

Consulting Agreement with Michael Chang

In May 2010, we entered into a separation and consulting agreement with Dr. Michael Chang pursuant to which he provided general consulting services to us in exchange for compensation in the form of consulting fees of $12,500 per month and stock options to purchase up to an aggregate of 400,000 shares of our common stock, which vested over time beginning on the dates certain regulatory filings were accepted and approved.  Through March 31, 2012, 246,874 shares had vested.  In April 2012, we terminated Dr. Michael Chang’s consultancy arrangement with the Company and the unvested portion of his options was cancelled.  However, due to Dr. Michael Chang’s continuing role as a director, his other equity awards remain outstanding and continue to vest as per the vesting term of the awards.

Separation Agreement with Tessie M. Che

In January 2012, we reached a mutual agreement with Tessie M. Che, Ph.D., our then-Chief Operating Officer and Senior Vice President and Dr. Michael Chang’s wife, that she would cease employment with us effective immediately.  We entered into a separation agreement with Dr. Che entitling her to receive severance benefits, which includes twenty-four months of salary continuation and reimbursement for medical benefits, an additional cash payment of $130,900 related to a bonus for which she would have been eligible under our 2011 Incentive Compensation Plan, accelerated vesting and extended exercisability of outstanding equity awards and reimbursement for certain expenses.

Transactions between Optimer Pharmaceuticals, Inc. and OBI

Dr. Michael Chang, who is one of our current directors and the former Chairman of our Board of Directors, is also an investor in, and the Chairman of the Board of Directors of, OBI.  Below is a description of transactions between us and OBI:

In October 2009, we entered into an Intellectual Property Assignment and License Agreement with OBI pursuant to which we assigned to OBI certain patent rights, information and know-how related to OPT-88 and OPT-822/821.  In anticipation of these transactions, we also assigned, and OBI assumed, our rights and obligations under related license agreements with Memorial Sloan-Kettering Cancer Center.  Under the intellectual property assignment and license agreement, we are eligible to receive up to $10 million in milestone payments related to the development of OPT-822-821 and are also eligible to receive royalties on net sales of any product which is commercialized under the programs.  The term of the intellectual property assignment and license agreement continues until the last to expire of the patents assigned by us to OBI and the patents licensed to OBI.

In January 2012, we entered into a letter of agreement with OBI pursant to which OBI granted to us a right of first refusal if OBI or one of its affiliates receives any offer to obtain an exclusive, royalty-bearing license (including the right to sublicense) under the OPT-822/821 patents and the OBI OPT-822/821 technology to develop, make, have made, use, sell, offer for sale, have sold and import OPT-822/821 products in the United States, Europe or other specified territories.  In the letter of agreement, as consideration for the grant of the right of first refusal, we waived certain of OBI’s obligations under the intellectual property assignment and license agreement.  The letter of agreement expires 10 years from the effective date of the agreement.

During a portion of 2012, we provided consulting, purchasing and other services to OBI and billed OBI in the amount of approximately $89,000 for such services.  As of December 31, 2012, the Company is no longer providing consulting, purchasing or other services to OBI.

In the fourth quarter of 2012, we sold our remaining ownership interest in OBI for $60.0 million in gross proceeds, but retain our rights to receive milestone and royalty payments related to OPT-822/821 under the intellectual property assignment and license agreement.  We also retain a right of first refusal to license commercial rights to OPT-822/821 in the United States, Europe or other specified territories.

Indemnification and Insurance

We have entered into indemnification agreements with each of our executive officers and directors.  These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.  In addition, we have purchased directors’ and officers’ liability insurance policies that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Optimer stockholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or Optimer and a separate copy will be sent to you promptly.  Direct your written request to Optimer Pharmaceuticals, Inc., Attention: Corporate Secretary, 101 Hudson Street, Suite 3501, Jersey City, NJ 07302 or contact us at (201) 333-8819.  Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Henry A. McKinnell, Ph.D.
Chairman of the Board and Chief Executive Officer

April 12, 2013

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available without charge upon written request to: Corporate Secretary, Optimer Pharmaceuticals, Inc., 101 Hudson Street, Suite 3501, Jersey City, NJ 07302.

OPTIMER PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2013

The undersigned hereby appoints Henry A. McKinnell, Ph.D., and Meredith Schaum, and each of them, as proxies of the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Optimer Pharmaceuticals, Inc. that the undersigned may be entitled to vote at the 2013 Annual Meeting of Stockholders of Optimer Pharmaceuticals, Inc. to be held at the Grand Hyatt New York located at 109 East 42nd Street, New York, NY 10017 on Wednesday, May 8, 2013, at 8:00 a.m. (Eastern Daylight time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, and with discretionary authority as to any other business that may properly come before the meeting.  The undersigned hereby revokes all previously submitted proxies for the 2013 Annual Meeting of Stockholders to be held on May 8, 2013.

This proxy, when properly executed and returned, will be voted in the manner directed herein.  If no direction is indicated, this proxy will be voted for all nominees listed in Proposal 1 and for Proposals 2 and 3, as more specifically described in the Proxy Statement, and in the discretion of the proxy holders upon any other business as may properly come before the 2013 Annual Meeting of Stockholders or any adjournment or postponement thereof.  If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Please vote, sign, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 8, 2013.  The Proxy Statement and our

Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at: http://viewproxy.com/optimerpharma/2013/.

The Board of Directors recommends a vote FOR each of the listed nominees in proposal 1, and FOR proposals 2 and 3.

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT		FOR	AGAINST	ABSTAIN
Proposal 1: To elect three directors, Mark Auerbach, Joseph Y. Chang, Ph.D., and Stephen L. Newman, M.D., to hold office until the 2016 Annual Meeting.	☐	☐	☐

Proposal 2: To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

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*To withhold authority to vote for any individual nominee, mark “For All Except” and write such nominee’s name below:				Proposal 3: To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.	☐	☐	☐

Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.

				Date:			, 2013

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE ABOVE				Signature

I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.				Signature (if held jointly)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.